                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             ACTAMED CORPORATION,

                            EDI ACQUISITION, INC.,

                         UHC GREEN ACQUISITION, INC.

                                     AND

                        UNITED HEALTHCARE CORPORATION

                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER. . . . . . . . . . . . . .    1

     1.1   Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2   Time and Place of Closing . . . . . . . . . . . . . . . . .    2
     1.3   Effective Time. . . . . . . . . . . . . . . . . . . . . . .    2
     1.4   Items to Be Delivered at Closing. . . . . . . . . . . . . .    2

ARTICLE 2  THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . .    4

     2.1   Articles of Incorporation . . . . . . . . . . . . . . . . .    4
     2.2   Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.3   Directors and Officers. . . . . . . . . . . . . . . . . . .    4

ARTICLE 3  MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . .    5

     3.1   Conversion of Shares. . . . . . . . . . . . . . . . . . . .    5
     3.2   Exchange Procedures . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF UHC AND THE COMPANY . . .    5

     4.1   Ownership of Shares; Operations . . . . . . . . . . . . . .    5
     4.2   Capacity and Validity . . . . . . . . . . . . . . . . . . .    6
     4.3   Organization, Standing and Foreign Qualification. . . . . .    6
     4.4   Capital Stock . . . . . . . . . . . . . . . . . . . . . . .    6
     4.5   Subsidiaries and Investments. . . . . . . . . . . . . . . .    7
     4.6   EDI Financial Statements. . . . . . . . . . . . . . . . . .    7
     4.7   Absence of Undisclosed Liabilities. . . . . . . . . . . . .    7
     4.8   No Liabilities as Guarantor . . . . . . . . . . . . . . . .    8
     4.9   Absence of Changes. . . . . . . . . . . . . . . . . . . . .    8
     4.10  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . .    9
     4.11  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .   10
     4.12  Real Property . . . . . . . . . . . . . . . . . . . . . . .   10
     4.13  Personal Property . . . . . . . . . . . . . . . . . . . . .   10
     4.14  Intellectual Property . . . . . . . . . . . . . . . . . . .   11
     4.15  Accounts and Notes Receivable . . . . . . . . . . . . . . .   11
     4.16  The Proprietary Software. . . . . . . . . . . . . . . . . .   11
     4.17  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   12
     4.18  Compliance with Laws. . . . . . . . . . . . . . . . . . . .   12
     4.19  Environmental Conditions. . . . . . . . . . . . . . . . . .   13
     4.20  Litigation and Claims . . . . . . . . . . . . . . . . . . .   13
     4.21  Contracts and Commitments; Warranties . . . . . . . . . . .   13
     4.22  Powers of Attorney. . . . . . . . . . . . . . . . . . . . .   14
     4.23  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .   14


                                      -i-


                                                                        PAGE
                                                                        ----
     4.24  Remuneration. . . . . . . . . . . . . . . . . . . . . . . .   14
     4.25  Union and Employment Agreements . . . . . . . . . . . . . .   14
     4.26  Officers, Directors, and Bank Accounts. . . . . . . . . . .   15
     4.27  Interested Party Transactions . . . . . . . . . . . . . . .   15
     4.28  Brokers and Finders . . . . . . . . . . . . . . . . . . . .   15
     4.29  Investment Representations; Legend on Shares. . . . . . . .   15
     4.30  Compliance with Regulation D Information Requirements . . .   16
     4.31  Schedules . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ACTAMED AND SUBCORP . . .   17

     5.1   Organization and Good Standing. . . . . . . . . . . . . . .   17
     5.2   Authorization of Agreement, No Breach . . . . . . . . . . .   18
     5.3   Corporate Power . . . . . . . . . . . . . . . . . . . . . .   18
     5.4   ActaMed Financial Statements. . . . . . . . . . . . . . . .   18
     5.5   Consents. . . . . . . . . . . . . . . . . . . . . . . . . .   19
     5.6   Capitalization. . . . . . . . . . . . . . . . . . . . . . .   19
     5.7   Validity and Rights of the Preferred Shares . . . . . . . .   19
     5.8   Registration Rights . . . . . . . . . . . . . . . . . . . .   20
     5.9   Offering. . . . . . . . . . . . . . . . . . . . . . . . . .   20
     5.10  Changes . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     5.11  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .   20
     5.12  Pending Litigation, etc.. . . . . . . . . . . . . . . . . .   20
     5.13  Title to Properties . . . . . . . . . . . . . . . . . . . .   20
     5.14  Intellectual Property, etc. . . . . . . . . . . . . . . . .   21
     5.15  Compliance with Other Instruments . . . . . . . . . . . . .   21
     5.16  Compliance with Law . . . . . . . . . . . . . . . . . . . .   22
     5.17  Employees . . . . . . . . . . . . . . . . . . . . . . . . .   22
     5.18  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .   22
     5.19  Compliance with Environmental Laws. . . . . . . . . . . . .   22
     5.20  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.21  Material Contracts and Agreements . . . . . . . . . . . . .   23
     5.22  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.23  Investment Company. . . . . . . . . . . . . . . . . . . . .   24
     5.24  Labor Relations . . . . . . . . . . . . . . . . . . . . . .   24
     5.25  No Conflict of Interest . . . . . . . . . . . . . . . . . .   25
     5.26  Brokers or Finders. . . . . . . . . . . . . . . . . . . . .   25
     5.27  Full Disclosure . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE 6  RELATED AGREEMENTS OF THE PARTIES . . . . . . . . . . . . .   25

     6.1   Conduct of Business . . . . . . . . . . . . . . . . . . . .   25
     6.2   Access to Properties. . . . . . . . . . . . . . . . . . . .   26
     6.3   Relationship with Employees and Customers . . . . . . . . .   26


                                     -ii-


                                                                        PAGE
                                                                        ----
     6.4   Hired Employees . . . . . . . . . . . . . . . . . . . . . .   27
     6.5   Employee Benefits . . . . . . . . . . . . . . . . . . . . .   27
     6.6   Other Offers and Exclusive Dealing. . . . . . . . . . . . .   28
     6.7   Certain Tax Matters . . . . . . . . . . . . . . . . . . . .   29
     6.8   Consents and Approvals. . . . . . . . . . . . . . . . . . .   29
     6.9   Qualification and Corporate Existence . . . . . . . . . . .   29
     6.10  Public Announcements. . . . . . . . . . . . . . . . . . . .   29
     6.11  Confidentiality . . . . . . . . . . . . . . . . . . . . . .   30
     6.12  Covenant Not to Compete . . . . . . . . . . . . . . . . . .   30
     6.13  Closing Conditions. . . . . . . . . . . . . . . . . . . . .   30
     6.14  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .   30
     6.15  Repayment of Debts to Company . . . . . . . . . . . . . . .   31
     6.16  Compliance with Regulation D. . . . . . . . . . . . . . . .   31
     6.17  Voting for Merger . . . . . . . . . . . . . . . . . . . . .   31
     6.18  Antitrust Notification. . . . . . . . . . . . . . . . . . .   31
     6.19  Review of Registration Statement. . . . . . . . . . . . . .   31
     6.20  Escrow of Software. . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACTAMED AND SUBCORP    32

     7.1   Representations True and Covenants Performed at Closing . .   32
     7.2   Covenants . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.3   No Injunction, etc. . . . . . . . . . . . . . . . . . . . .   32
     7.4   Approval of Legal Matters . . . . . . . . . . . . . . . . .   32
     7.5   Governmental Approvals. . . . . . . . . . . . . . . . . . .   32
     7.6   No Material Adverse Change. . . . . . . . . . . . . . . . .   32

ARTICLE 8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UHC AND THE
           COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .   33

     8.1   Representations True and Covenants Performed at Closing . .   33
     8.2   Covenants . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.3   No Injunction, etc. . . . . . . . . . . . . . . . . . . . .   33
     8.4   Approval of Legal Matters . . . . . . . . . . . . . . . . .   33
     8.5   Governmental Approvals. . . . . . . . . . . . . . . . . . .   33
     8.6   No Material Adverse Change. . . . . . . . . . . . . . . . .   34

ARTICLE 9  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
           INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . .   34

     9.1   Survival of Representations and Warranties of UHC and the
           Company . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     9.2   Survival of Representations and Warranties of ActaMed and
           SubCorp . . . . . . . . . . . . . . . . . . . . . . . . . .   34


                                    -iii-


                                                                        PAGE
                                                                        ----
     9.3   Obligation of UHC to Indemnify. . . . . . . . . . . . . . .   35
     9.4   Obligation of ActaMed and SubCorp to Indemnify. . . . . . .   35
     9.5   Claims Notice . . . . . . . . . . . . . . . . . . . . . . .   36
     9.6   Procedures Involving Non-Third Party Claims . . . . . . . .   36
     9.7   Procedures Involving Third Party Claims . . . . . . . . . .   36
     9.8   Limitations on Indemnification. . . . . . . . . . . . . . .   37
     9.9   No Release for Fraud. . . . . . . . . . . . . . . . . . . .   38
     9.10  Payment . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     9.11  Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . .   38
     9.12  Arbitration . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 10 TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . .   39

     10.1  Tax Indemnities . . . . . . . . . . . . . . . . . . . . . .   39
     10.2  Returns and Payments. . . . . . . . . . . . . . . . . . . .   40
     10.3  Tax Audit . . . . . . . . . . . . . . . . . . . . . . . . .   41
     10.4  Cooperation and Exchange of Information . . . . . . . . . .   41
     10.5  Tax Sharing Agreements. . . . . . . . . . . . . . . . . . .   42
     10.6  Article 9 . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE 11 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .   42

     11.1  Method of Termination . . . . . . . . . . . . . . . . . . .   42
     11.2  Notice of Termination . . . . . . . . . . . . . . . . . . .   43
     11.3  Effect of Termination . . . . . . . . . . . . . . . . . . .   43
     11.4  Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE 12 ADDITIONAL COVENANTS OF ACTAMED . . . . . . . . . . . . . .   44

     12.1  Securities Law Filings. . . . . . . . . . . . . . . . . . .   44
     12.2  Transactions with Substantial Holders . . . . . . . . . . .   44
     12.3  Business and Financial Covenants. . . . . . . . . . . . . .   44
     12.4  Corporate Existence, Business, Maintenance, Insurance . . .   46
     12.5  Payment of Taxes, etc.; ERISA . . . . . . . . . . . . . . .   47
     12.6  Books and Records, Compliance . . . . . . . . . . . . . . .   47
     12.7  Repurchase of Preferred Shares. . . . . . . . . . . . . . .   48
     12.8  Compensation. . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE 13 INFORMATIONAL COVENANTS OF ACTAMED. . . . . . . . . . . . .   48

     13.1  Audited Annual Financial Statements . . . . . . . . . . . .   48
     13.2  Quarterly Unaudited Financial Statements. . . . . . . . . .   48
     13.3  Monthly Unaudited Financial Statements. . . . . . . . . . .   49
     13.4  Management's Analysis . . . . . . . . . . . . . . . . . . .   49
     13.5  Budgets . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.6  Inspection. . . . . . . . . . . . . . . . . . . . . . . . .   49
     13.7  Other Information . . . . . . . . . . . . . . . . . . . . .   50


                                    -iv-


                                                                        PAGE
                                                                        ----
ARTICLE 14 GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . .   51

     14.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     14.2  Further Assurances. . . . . . . . . . . . . . . . . . . . .   52
     14.3  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     14.4  Assignment. . . . . . . . . . . . . . . . . . . . . . . . .   52
     14.5  Binding Effect. . . . . . . . . . . . . . . . . . . . . . .   53
     14.6  Knowledge . . . . . . . . . . . . . . . . . . . . . . . . .   53
     14.7  Headings. . . . . . . . . . . . . . . . . . . . . . . . . .   53
     14.8  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .   53
     14.9  Governing Law . . . . . . . . . . . . . . . . . . . . . . .   53
     14.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . .   53
     14.11 Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . .   53
     14.12 Time of Essence . . . . . . . . . . . . . . . . . . . . . .   53
     14.13 Schedules and Exhibits. . . . . . . . . . . . . . . . . . .   53


                           EXHIBITS AND SCHEDULES

EXHIBITS
--------
A              Defined Terms
1.4(a)(1)      Services and License Agreement
1.4(a)(2)      Registration Rights Agreement Amendment
1.4(a)(3)      Stockholders' Agreement Amendment
1.4(a)(4)      Standstill Agreement Amendment
1.4(a)(5)      Terms of Transition Services Agreement
1.4(a)(6)      UHC Compliance Certificate
1.4(a)(7)      UHC Secretary's Certificate
1.4(a)(8)      Company Compliance Certificate
1.4(a)(9)      Company Secretary's Certificate
1.4(b)(2)      Third Amended and Restated Articles of Incorporation
1.4(b)(3)      ActaMed Compliance Certificate
1.4((b)(4)     ActaMed Secretary's Certificate
1.4(b)(5)      SubCorp Compliance Certificate
1.4(b)(6)      SubCorp Secretary's Certificate

SCHEDULES

4.6            EDI Financial Statements
4.9            Changes
4.13(a)        Company Personal Property
4.14           Company Intellectual Property
4.19           Company Environmental Conditions
4.20           Company Litigation
4.21(a)        Company Contracts
4.27           Interested Party Transactions
5.4(a)         ActaMed Financial Statements
5.4(b)         Undisclosed Liabilities
5.5            Consent Requirements
5.6            ActaMed Derivative Securities
5.12           ActaMed Litigation
5.13           ActaMed Liens
5.14           ActaMed Intellectual Property
5.20           ActaMed Insurance Policies
5.21           ActaMed Contracts
5.22           Description of 1993 IRS Audit
5.24           ActaMed Labor Practices
5.25           ActaMed Conflicts
6.5            Hired Employees

                        AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 1, 1996, is made and entered into by and among ACTAMED CORPORATION, a Georgia corporation ("ACTAMED"), EDI ACQUISITION, INC., a Georgia corporation ("SUBCORP"), UNITED HEALTHCARE CORPORATION, a Minnesota corporation ("UHC") and UHC GREEN ACQUISITION, INC., a Nevada corporation (the "COMPANY").

                                  PREAMBLE

     The Boards of Directors of ActaMed, SubCorp and the Company, and UHC are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders. UHC is the sole shareholder of the Company and ActaMed is the sole shareholder of SubCorp. The assets dedicated to the EDI Services Group of UHC ("EDI") were transferred to the Company. This Agreement provides for the acquisition of the Company by ActaMed pursuant to the merger of SubCorp with and into the Company. At the effective time of such merger, the outstanding shares of the capital stock of the Company shall be converted into the right to receive preferred stock of ActaMed. As a result, UHC shall become a shareholder of ActaMed and the Company shall continue to conduct its business and operations as a wholly-owned subsidiary of ActaMed. The transactions described in this Agreement are subject to the approval of the Federal Trade Commission and the United States Department of Justice, and the satisfaction of several other conditions described in this Agreement.

     Capitalized terms used in this Agreement are defined in EXHIBIT A to this Agreement.

                                 AGREEMENT

     In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                 ARTICLE 1
                      TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. At the Effective Time, SubCorp shall be merged with and into the Company in the Merger. The Company shall be the Surviving Corporation of the Merger and shall be governed by the laws of the State of Nevada. The Merger shall be consummated pursuant to the terms and subject to the conditions of this Agreement, which has been approved and adopted by the respective Boards of Directors (or authorized committees thereof) of ActaMed, SubCorp and the Company, and by UHC.

     1.2 TIME AND PLACE OF CLOSING. The Closing of the transactions contemplated by this Agreement will take place at 9:00 a.m., Atlanta, Georgia local time, three business days after satisfaction of the conditions set forth in Articles 7 and 8, or on such other day or at such other time as the parties hereto may mutually agree. Notwithstanding the foregoing, if the Closing does not occur on the first day of a month, then solely for financial accounting and reporting purposes and filing of income tax returns in connection with the Company, the parties hereto agree that the transactions contemplated herein shall be deemed to have closed on as of the first day of the month in which the Closing occurs; provided that the parties hereto agree that for all other purposes, including, without limitation, risk of loss, the Closing shall occur, and shall be deemed to have occurred, on the actual date of the Closing. Executed counterparts of the documents required for the Closing shall be exchanged by mail prior to the Closing Date, and the parties shall inspect and approve such executed documents prior to the Closing Date. Prior to the Closing Date any documents so exchanged shall not be deemed to have been delivered, but shall be held in escrow for inspection and approval pending the Closing. On the Closing Date the parties shall confirm to each other in writing that the documents are satisfactory, the documents shall be deemed to be delivered, the Closing shall occur and the Merger shall be effected.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective at the later of: (a) the date and the time that a Certificate of Merger reflecting the Merger is filed with the Secretary of State of the State of Georgia or (b) the date and the time that articles of merger reflecting the Merger are filed with the Secretary of State of the State of Nevada.

     1.4 ITEMS TO BE DELIVERED AT CLOSING. At the Closing, the parties shall exchange the following documents in connection with the Merger.

           (a) UHC and the Company shall deliver to ActaMed and SubCorp the following:

               (1) a Services and License Agreement, executed by UHC as attached hereto as EXHIBIT 1.4(a)(1);

               (2) a Second Amendment to the Registration Rights Agreement, executed by UHC and substantially in the form of EXHIBIT 1.4(a)(2);

               (3)  a Second Amendment to the ActaMed Stockholders'
Agreement, executed by UHC and substantially in the form of EXHIBIT 1.4(a)(3);

               (4) an Amendment to the Standstill Agreement, executed by UHC, UHC Management Company, Inc. and HLM Partners VII, L.P. and substantially in the form of EXHIBIT 1.4(a)(4);

               (5) a Transition Services Agreement, to be negotiated in good faith by ActaMed and UHC and to be executed by UHC on substantially the terms set forth on EXHIBIT 1.4(a)(5);

               (6) a compliance certificate executed by an appropriate officer of UHC and substantially in the form of EXHIBIT 1.4(a)(6);

               (7) a Secretary's certificate executed by the Secretary of UHC and substantially in the form of EXHIBIT 1.4(a)(7);

               (8) a compliance certificate executed by the President of the Company and substantially in the form of EXHIBIT 1.4(a)(8);

               (9) a Secretary's certificate executed by the Secretary of the Company and substantially in the form of EXHIBIT 1.4(a)(9);

               (10) an opinion of Kevin H. Roche to be negotiated in good faith by ActaMed, UHC and Mr. Roche;

               (11) the written consents of other persons obtained pursuant to SECTION 6.8;

               (12) the resignation of each officer and director of the Company;

               (13) all of the books and records of the Company and the Company Business including, but not limited to, (a) all corporate and other records of the Company and each of its predecessors, including the minute books, stock books, stock registers, books of account, leases and contracts, deeds, title documents, customer lists, financial statements, (b) employee records and (c) such other documents or certificates as shall be reasonably requested by ActaMed and SubCorp;

               (14) the good standing and other certificates referred to in
SECTION 6.9 hereof; and

               (15) all other documents reasonably requested by ActaMed or SubCorp.

           (b) ActaMed and the SubCorp shall deliver to UHC and the Company the following:

               (1) executed counterpart originals of the Services and License Agreement, the Registration Rights Agreement Amendment, the Stockholders' Agreement Amendment, the Standstill Agreement Amendment, the Transition Services Agreement and the Sublease Agreement;

               (2) a certified copy of the Third Amended and Restated Articles of Incorporation of ActaMed, filed in the office of the Secretary of State of Georgia and substantially in the form of EXHIBIT 1.4(b)(2);

               (3) a compliance certificate executed by the President of ActaMed and substantially in the form of EXHIBIT 1.4(b)(3);

               (4) a Secretary's certificate executed by the Secretary of ActaMed and substantially in the form of EXHIBIT 1.4(b)(4);

               (5) a compliance certificate executed by the President of SubCorp and substantially in the form of EXHIBIT 1.4(b)(5);

               (6) a Secretary's certificate executed by the Secretary of SubCorp and substantially in the form of EXHIBIT 1.4(b)(6);

               (7) an opinion of Alston & Bird to be negotiated in good faith by UHC, ActaMed and Alston & Bird; and

               (8) all other documents reasonably requested by UHC or the Company.

                                 ARTICLE 2
                         THE SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms as provided by law and this Agreement.

     2.2 BYLAWS. The Bylaws of SubCorp as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by laws and this Agreement.

     2.3 DIRECTORS AND OFFICERS. The directors of SubCorp in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of SubCorp in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE 3
                         MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this ARTICLE 3, at the Effective Time, by virtue of the Merger and without any action on the part of UHC:

           (a) All of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed canceled and cease to be outstanding and shall be converted into the right to receive at the Effective Time as consideration from ActaMed for the Merger 10,344,828 shares of Series C Preferred Stock of ActaMed. If, after the date of this Agreement and before the Effective Time, ActaMed shall take any action that would have caused conversion of the Preferred Shares had they been outstanding, then the Company Common Stock shall be exchanged for the number of shares of the ActaMed Common Stock that would have been issued upon the conversion of the Preferred Shares. If, after the date of this Agreement and before the Effective Time, ActaMed shall take any action that would have caused an adjustment to the Series C Conversion Price (as defined in the Restated Articles) had the Preferred Stock been outstanding, then the Series C Conversion Price shall be so adjusted.

           (b) Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

           (c) Each share of the common stock of the SubCorp issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Merger.

     3.2 EXCHANGE PROCEDURES. At the Closing, UHC shall deliver to ActaMed the certificates held by it that formerly represented Company Common Stock, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in SECTION 3.1 of this Agreement. The certificates so surrendered shall be duly endorsed as ActaMed may require. Until surrendered for exchange in accordance with the provisions of this SECTION 3.2, each certificate for Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in SECTION 3.1 of this Agreement in exchange therefor.

                                  ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF UHC AND THE COMPANY

     UHC and the Company jointly and severally represent and warrant to ActaMed and SubCorp as follows:

     4.1 OWNERSHIP OF SHARES; OPERATIONS. UHC is the owner of all right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of any and all

Liens of any nature whatsoever, and UHC holds no other interest in the Company or the Company Business. Except as pursuant to this Agreement, no person or entity has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Shares. Substantially all of the assets required for the operation of the Company Business have been transferred to the Company on _____________, 199_ and the Company did not have any operations prior to such date.

     4.2 CAPACITY AND VALIDITY. UHC and the Company each have the full power, authority and capacity necessary to enter into and perform its obligations under this Agreement and the other UHC Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and all other UHC Documents have been or will be duly executed and delivered by UHC and the Company, and constitute or will constitute the legal, valid and binding obligations of UHC and the Company, enforceable in accordance with their respective terms. Neither the execution, delivery and performance of this Agreement or any other UHC Document, nor the consummation of the transactions contemplated hereby or thereby, will violate any provisions of the articles of incorporation or bylaws of UHC or the Company, or any Regulation or Court Order to which UHC or the Company is subject.

     4.3 ORGANIZATION, STANDING AND FOREIGN QUALIFICATION. UHC is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, and has the power and authority to carry on its business in the places as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. The Company is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in the State of Minnesota, and the character of the property owned or leased by the Company and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction.
 Copies of the articles of incorporation and all amendments thereto of the Company (certified by the Secretary of State of the State of Nevada), the bylaws of the Company (certified by the Secretary of the Company) and copies of the corporate minutes of the Company, which have been made available to ActaMed and SubCorp for review, are true and complete copies of such documents and accurately reflect all proceedings of the shareholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been made available to ActaMed and SubCorp for review, contain true, complete and adequate records of the stock ownership of the Company and the transfer of the shares of its capital stock.

     4.4 CAPITAL STOCK. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, $.01 par value per share, all of which are issued and outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act and all applicable state securities laws. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Company Common Stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of Company Common Stock or any other capital stock of the Company. There are no shares of capital stock held in the treasury of the Company.

     4.5 SUBSIDIARIES AND INVESTMENTS. The Company has not in the past and does not currently own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     4.6   EDI FINANCIAL STATEMENTS.

           (a) SCHEDULE 4.6 contains audited balance sheets of EDI as of December 31, 1994, and December 31, 1995, and audited statements of operations and statements of cash flows for the three years ending December 31, 1995, together with the notes thereto and the reports thereon of Deloitte & Touche, LLP.

           (b) The EDI Financial Statements (1) are in accordance with the books and records of the UHC Group, which have been properly maintained and are complete and correct in all material respects; (2) present fairly the financial condition, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company Business as of the respective dates indicated and the results of operations for the respective periods indicated;
(3) have been prepared in accordance with GAAP consistently applied throughout the periods involved, and (4) reflect adequate reserves for all known Liabilities and reasonably anticipated losses.

           (c) The EDI Financial Statements contain no untrue statements of any material fact nor do they omit to state any material fact required to be stated to make the EDI Financial Statements not misleading. No member of the UHC Group has received any advice or notification from its independent certified public accountants that the UHC Group has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the EDI Financial Statements any properties, assets, liabilities, revenues or expenses. The EDI Financial Statements do not contain any items of special or nonrecurring income, or other income not earned in the ordinary course of business, individually or in the aggregate in excess of $5,000.

           (d) The Company owns all of the assets reflected in the EDI Financial Statements and the EDI Financial Statements reflect all of the assets currently used by EDI in connection with the Company Business.

     4.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no Liabilities that are not reflected on the EDI Financial Statements, other than Liabilities for the performance by the Company after the Closing Date of the contracts assigned to the Company as set forth on the Schedules hereto.

     4.8 NO LIABILITIES AS GUARANTOR. The Company is not directly or indirectly liable, by guaranty, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any debt, dividend or other obligation of any person, corporation, association, partnership or other entity.

     4.9 ABSENCE OF CHANGES. Except as disclosed on SCHEDULE 4.9, and except as contemplated by this Agreement, since December 31, 1995, the business and operations of the Company have been carried on only in the ordinary course, and there has not been any transaction or occurrence, whether or not in the ordinary course, in which the Company (and, with respect to (e), (f), (h), (i) and (n), any other member of the UHC Group in connection with the Hired Employees) has:

           (a) suffered or experienced any event or condition materially and adversely affecting the business, operations, assets, properties or condition of the Company, financial or otherwise;

           (b) declared, set aside or made, or agreed to declare, set aside or make any payments or dividends or any distribution to shareholders, or purchased, redeemed or otherwise acquired, directly or indirectly, or agreed to purchase, redeem or acquire, any shares of capital stock or other securities;

           (c) effected any changes in its capital structure, or issued, sold or otherwise transferred any equity or other interest in itself or any other securities, or granted or agreed to grant any options or rights to purchase any securities;

           (d) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affected the properties or business of the Company, or suffered any extraordinary losses or waived any rights of substantial value;

           (e) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents over the rate being paid to them as of December 31, 1995, or agreed so to do, except general hourly rate increases and normal merit increases for employees other than officers;

           (f) hired, committed to hire, terminated or received the resignation of any Hired Employee;

           (g) suffered any loss or termination, or threatened loss or termination, of any material customer or supplier;

           (h) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

           (i) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

           (j) changed any of the accounting principles followed by it or the methods of applying such principles;

           (k) offered or extended more favorable prices, discounts or advertising, promotional, display or other allowances than were offered or extended regularly as of the date of the most recently dated EDI Financial Statements;

           (l) entered into any commitment or transaction not in the ordinary course of business involving aggregate value in excess of $10,000 or made or approved the making of any capital expenditure exceeding the amount of $10,000 in any instance;

           (m) paid, discharged or satisfied any material liability other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

           (n) except in the ordinary course of business and consistent with past practice, canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

           (o) incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000, except for accounts payable incurred in the ordinary course of business;

           (p) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any Lien, except for Liens for current property taxes not yet due and payable;

           (q) terminated or amended any material Contract, License or other instrument to which the Company is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or material supplier, the termination or loss of which could materially and adversely affect the Company;

           (r) paid or agreed to pay any service charge, interest charge, investment charge, intercompany charge or similar fee to any member of the UHC Group that is not reflected in the Transition Services Agreement or entered into any other transactions other than in the ordinary course of business;

           (s) charged off any bad debts or increased its bad debt reserve;

           (t) experienced any significant development, quality assurance or network operations problems.

     4.10  INDEBTEDNESS.  The Company has no indebtedness for money borrowed.

     4.11  TAX MATTERS.

           (a) The Company has filed all Tax returns and information returns required to be filed, taking into account any extensions of the filing deadlines which have been validly granted to the Company, and such returns are and will be true and correct in all material respects and properly reflect the Tax liabilities of the Company for the periods, property or events covered thereby, and the Company has paid all Taxes (including penalties and interest in respect thereof, if any) that are due, whether shown on such returns or not.

           (b) Adequate provision has been made on the EDI Financial Statements for all accrued Tax liabilities not required to be paid prior to such date and for all current and deferred Taxes.

           (c) The UHC Group has withheld or collected from each of the Hired Employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax depositories or collecting authorities.

           (d) All ad valorem property taxes imposed on the Company and each of its predecessors or its Affiliates to which it has succeeded with respect to, or which may become a Lien on, its assets have been paid in full.

     4.12 REAL PROPERTY. The Company neither owns nor leases (either as lessee or lessor) any real property.

     4.13  PERSONAL PROPERTY.

           (a) SCHEDULE 4.13(a) contains a true, complete and correct list of the material equipment, machinery, or other tangible personal property owned by the Company, other than inventories held for resale and personal property of the Hired Employees. The Company has good and marketable title to all of its equipment, machinery, and items of tangible personal property (whether or not disclosed in SCHEDULE 4.13(a)), free and clear of any and all Liens of any kind or nature.

           (b) The Company does not lease any of the equipment, machinery or other items of tangible personal property used or employed in the Company Business. The Company does not lease any personal property as lessor.

           (c) The equipment, machinery, or other tangible personal property owned or leased by the Company is in good operating condition and in a state of reasonable maintenance and repair, and is considered adequate and usable for the continued operation of the business of the Company as the same is presently conducted.

           4.14 INTELLECTUAL PROPERTY. SCHEDULE 4.14 contains a list of all material Intellectual Property owned by, registered in the name of, or used in the Company Business by the UHC Group on the date hereof, or for which application has been made. All licenses constituting Intellectual Property are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, and there have not been and there currently are not any Defaults thereunder by any party. The Company owns all of such Intellectual Property free and clear of all assignments, Licenses (or sublicenses), restrictions or Liens, except as set forth on
SCHEDULE 4.14. None of the Intellectual Property rights in the version and form used on the Closing Date in the Company's Business infringes upon or otherwise violates the rights of others, nor has any person asserted to UHC Group a claim of such infringement, and to the knowledge of UHC Group, no person is infringing upon or otherwise violating the Intellectual Property rights of the Company. Except as set forth in SCHEDULE 4.14, the Company is not obligated to pay any royalties to any person or entity with respect to any Intellectual Property. The Company does not believe it is or will be necessary to utilize any inventions of any of the employees engaged in the Company Business (or people the Company currently intends to hire) made prior to their employment by any member of the UHC Group. To the best knowledge of the Company, no employee engaged in the Company Business is or has been in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the Intellectual Property or the relationship of any such employee with such entity or any other party.

     4.15 ACCOUNTS AND NOTES RECEIVABLE. The accounts receivable and notes receivable of the Company as reflected in the most recently dated balance sheet included in the EDI Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable and notes receivable reflected on the books of the Company are: (a) valid and existing, (b) enforceable by the Company in accordance with the terms of the instruments or documents creating them, and (c) collectible within ninety (90) days in an amount not less than the aggregate face amount thereof (net of reserves for doubtful and uncollectible accounts) pursuant to the Company's normal collection practices.

     4.16  THE PROPRIETARY SOFTWARE.

           (a) The proprietary computer software of the Company included in the Intellectual Property (the "SOFTWARE") performs in accordance with the documentation and other written material used in connection with the Software, is in machine-readable form, contains all current revisions of such software, and includes all computer programs, materials, tapes, object and source codes and other written materials related to the Software. The Company has delivered to ActaMed complete and correct copies of all user and technical documentation related to the Software.

           (b) Neither the UHC Group nor, to the best knowledge of the UHC Group, any employee or agent thereof has developed or assisted in the enhancement of the Software except for enhancements included in the Software as delivered to ActaMed pursuant hereto.

           (c) No employee of UHC Group is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the Software or its development or exploitation. The Software was developed entirely by the employees of UHC Group during the time they were employees only of UHC Group or by consultants who assigned in writing all of their rights in the Software to UHC Group.

           (d) All right, title and interest in and to the Software is owned by the Company, free and clear of all liens, claims, charges or encumbrances, are fully transferable to the Purchaser, and no party other than the Company has any interest in the Software, including without limitation, any security interest, license, contingent interest or otherwise. UHC Group's development or sale of the Software did and does not violate any rights of any other person or entity and UHC Group has not received any communication alleging such a violation. UHC Group does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has UHC Group granted to any other person or entity any license, option or other right to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

           (e) UHC Group has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees of UHC Group. UHC Group has taken all appropriate measures to protect the confidential and proprietary nature of the Software. There have been no patents applied for and no copyrights registered for any part of the Software. To the knowledge of UHC Group, there are no trademark rights of any person or entity other than UHC Group in the name "ProviderLink".

           (f) Except as set forth in SECTION 6.20, all copies of the Software embodied in physical form are being delivered to ActaMed at or prior to the Closing.

     4.17 INSURANCE. UHC has maintained all appropriate types of insurance, relative to its and the Company's Business in order to protect UHC and the Company's assets and employees.

     4.18  COMPLIANCE WITH LAWS.

           (a) The Company and, in the operation of the Company Business, the UHC Group has complied in all material respects with all applicable laws, Regulations and orders. The Company has obtained all material permits, licenses, orders, and


                                  -xviii-
approvals of federal, state and local governmental and regulatory bodies that are required for the ownership, maintenance and operation of the Company's premises and facilities and the operation of the Company Business; and no member of the UHC Group is aware of any pending threat of cancellation, modification or nonrenewal of any such permits, licenses, orders or approvals, nor any basis for such cancellation, modification or nonrenewal. The Company is not presently in material violation or material Default of any such permit, license, order or approval and the present uses of the Company's assets do not in any material respect violate any law, Regulation or order. No notice or warning from any governmental authority with respect to any failure or alleged failure of the Company to comply with any law, Regulation or order has been issued or given, nor is any member of the UHC Group aware that any such notice or warning is proposed or threatened. With the exception of the acceptance for filing of articles of merger by the secretaries of state of the States of Georgia and Nevada, respectively, and as set forth in SECTION 6.18, no consent or approval of, prior filing with or notice to, or other action by, any governmental body or agency or any other third party is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by the Company or any of UHC or the consummation of the transactions provided for herein or therein.

           (b) There are no material capital expenditures that the Company believes are reasonably likely to be required to be made in connection with the Company Business as now conducted in order to comply with any Regulations or other governmental requirements applicable to the Company Business as it is now conducted.

     4.19 ENVIRONMENTAL CONDITIONS. Except as set forth in SCHEDULE 4.19, there are no present or past Environmental Conditions in any way relating to the business, properties or assets of the Company.

     4.20 LITIGATION AND CLAIMS. There are no outstanding Court Orders or quasi-judicial or administrative decisions to which the Company is subject, and, except as disclosed on SCHEDULE 4.20, there is no Litigation pending or to the best knowledge of the UHC Group threatened against or relating to the Company or its assets or businesses. The UHC Group has not been advised by any attorney representing it that there are any "loss contingencies" (as defined in FASB 5), which would be required by FASB 5 to be disclosed or accrued in financial statements of EDI, were such financial statements prepared as of the date hereof.

     4.21  CONTRACTS AND COMMITMENTS; WARRANTIES.

           (a) SCHEDULE 4.21(a) contains a true, correct and complete list of all Contracts to which the Company is a party or by which the Company benefits, except for the Contracts that (1) are terminable at will by the Company without any Liability, (2) are described in any other Schedule hereto, or (3) do not and can not require payments in excess of $5,000 in the aggregate following the date hereof.

           (b) Each of the Contracts listed in SCHEDULE 4.21(a), or described in this SECTION 4.21 but which is included in any other Schedule, is in full force and effect. No Default under any of the terms or conditions set forth in any of the Contracts to which the Company is a party or any document or instrument related thereto has occurred or been asserted by any party which could result in monetary damages or termination of the Contract or require payments to cure such Default. Except as reflected in such Schedules, neither the execution, delivery and performance of this Agreement or any other agreement or other instrument or document to be executed and delivered by the Company or UHC pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, result in a breach of, or constitute a Default under any Contract to which the Company or UHC is a party or by which any of them is bound, affect the continuation, validity and effectiveness of any of such Contracts, or any terms thereof, or result in the creation of any Lien upon any of the Shares or any of the Company's assets or properties, or result in the acceleration of the maturity of any payment date of any of the Company's obligations, or increase or adversely affect the obligations of the Company thereunder. True, correct and complete copies of all written Contracts or a written description of all oral Contracts referred to in SCHEDULE 4.21(a) have been made available to ActaMed and SubCorp for review.

           (c) UHC Group has not given any warranties to any third parties with respect to the products or services offered by the Company Business.

     4.22 POWERS OF ATTORNEY. The Company has not given or granted any power of attorney, whether limited or general, to any person, firm, corporation or otherwise that is continuing in effect.

     4.23 BENEFIT PLANS. The Company has not at any time sponsored, contributed to or been obligated to contribute to any Benefit Plan. Neither the Company nor UHC has at any time sponsored, contributed to or been obligated to contribute to a "multiemployer pension plan" (as defined in ERISA Section 4001(a)(3) and 3(37)(A)) or to a "defined benefit plan" (as defined in ERISA Section 3(35)). Except as provided in SECTION 6.5(b) of this Agreement, the Company, ActaMed and ActaMed's Affiliates shall have no liability or obligation with respect to (i) employment related liabilities, whether contingent or otherwise, arising out of any Hired Employee's or Hired Hold-Over Employee's employment with UHC or its Affiliates or (ii) any Benefit Plan sponsored, maintained or contributed to by UHC or its Affiliates.

     4.24 REMUNERATION. The Company has provided complete and accurate information to ActaMed relating to the direct compensation (including wages, salaries and actual or anticipated bonuses) and benefits paid or provided in 1995, and the direct compensation and benefits (as described in the preceding clause) to be paid in 1996, to all of the Hired Employees.

     4.25 UNION AND EMPLOYMENT AGREEMENTS. The Company does not have any employees or independent contractors. No member of the UHC Group is a party to any union agreement that covered the Hired Employees or Hired Hold-Over
Employees, nor does any such member have any written or oral agreement that is not terminable by it at will with any of the Hired Employees or Hired Hold-Over Employees, relating to their employment by or performance of service for the Company Business or their compensation therefor. No union attempts to organize such employees have been made, nor are any such attempts now threatened so far as is known to UHC or the Company.

     4.26 OFFICERS, DIRECTORS, AND BANK ACCOUNTS. The Company has provided complete and accurate information to ActaMed relating to (a) the names of all directors and officers of any member of the UHC Group who are Hired Employees and (b) the name and location of each bank or other institution in which the Company has an account or safe deposit box, all account numbers and account names, and names of all persons authorized to draw thereon or to have access thereto.

     4.27  INTERESTED PARTY TRANSACTIONS.

           (a) Except as set forth in SCHEDULE 4.27, the Company is not a party to any Contract, loan or other transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a Hired Employee):

               (1) any director, officer, or employee of any member of the UHC Group; or

               (2) any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (1).

           (b) Except as set forth on SCHEDULE 4.27, no member of the UHC Group is a consultant, partner, principal, director or shareholder of any business entity (other than the Company or a corporation whose shares are publicly traded and in which such member of the UHC Group beneficially owns in the aggregate no more than a 5% equity interest) which is engaged in a business similar to the Company Business.

     4.28 BROKERS AND FINDERS. No third party is entitled to receive any commission, fees or similar consideration in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of UHC or the Company.

     4.29 INVESTMENT REPRESENTATIONS; LEGEND ON SHARES. UHC hereby acknowledges that the Preferred Shares (or Conversion Shares) delivered pursuant to the Merger will not be registered under the Securities Act, and the resale of such shares will therefore be subject to restrictions imposed by federal and state securities laws. UHC represents to and agrees with ActaMed and SubCorp as follows with respect to the Preferred Shares (and Conversion Shares):

           (a) It is acquiring the shares for its own account for investment purposes only, and not with a view to the distribution, transfer, or assignment of the same in whole or in part.

           (b) ActaMed and SubCorp have advised it, a reasonable time prior to the execution of this Agreement, that the shares have not been registered under the Securities Act and, therefore, cannot be sold or otherwise disposed of except in a transaction which is registered under the Securities Act or exempted from registration.

           (c) It has been represented by counsel and advisers, each of whom has been previously selected by UHC, as UHC has found necessary to consult concerning this Agreement and the shares to be issued pursuant to this Agreement. UHC, either alone or with its representative(s), has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the prospective investment.

           (d) UHC and its counsel and other advisers have been provided with the information described in SECTION 4.30 and with such other information concerning ActaMed as they have deemed relevant with respect to UHC's investment decision relating to the shares being delivered to it. UHC has had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement, to discuss ActaMed's business, management and financial affairs with the management of ActaMed and SubCorp, and to obtain any additional information which ActaMed or SubCorp possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished. UHC has received satisfactory responses from management of ActaMed and SubCorp to UHC's inquiries.

           (e) UHC acknowledges that all certificates representing the shares delivered to UHC shall be stamped or otherwise imprinted with a legend substantially in the following form (together with any other legend required by state law), and that stop transfer orders will be given to ActaMed's transfer agent:

            "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES ACTS OR EXEMPTIONS FROM SUCH REGISTRATIONS ARE AVAILABLE."

     4.30  COMPLIANCE WITH REGULATION D INFORMATION REQUIREMENTS.

           (a) ActaMed and SubCorp have provided to UHC, a reasonable time prior to the execution of this Agreement: (1) ActaMed's Financial Statements for the year ended December 31, 1995; (2) a brief description of the Preferred Shares; and
(3) a brief description of the business of ActaMed. The contents of material exhibits to such materials have been identified and such exhibits have been made available to UHC, upon its written request, a reasonable time prior to the execution of this Agreement.

           (b) ActaMed and SubCorp have made available to UHC a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which ActaMed or SubCorp possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished pursuant to paragraph (a) above.

           (c) ActaMed and SubCorp have advised UHC of the limitations on resale of Preferred Shares (and Conversion Shares) imposed by Regulation D promulgated under the Securities Act.

     4.31 SCHEDULES. All Schedules referenced in this ARTICLE 4 are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing. Matters disclosed on each such Schedule shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

                                     ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF ACTAMED AND SUBCORP

     ActaMed and SubCorp jointly and severally represent and warrant to UHC and the Company as follows:

     5.1 (a) ORGANIZATION AND GOOD STANDING. ActaMed and SubCorp are duly organized and validly existing corporations in good standing under the laws of the States of Georgia and have full corporate power to carry on their businesses, to own and operate their properties and assets, and to consummate the transactions contemplated by this Agreement.

           (b) QUALIFIED TO DO BUSINESS. ActaMed is currently engaged in the ActaMed Business. ActaMed is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

           (c) INCORPORATION DOCUMENTS. ActaMed has delivered to UHC and the Company true, correct and complete copies of the Restated Articles and Bylaws of ActaMed, including all amendments thereto, as presently in effect.

           (d) POWER TO CONDUCT BUSINESS. ActaMed has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on

                                   - xxiii -
the ActaMed Business as now conducted and as proposed to be conducted and to own, operate and lease its properties and assets, except for those licenses, authorizations, consents and approvals the failure of which to have would not have a Material Adverse Effect.

     5.2 AUTHORIZATION OF AGREEMENT, NO BREACH. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of ActaMed and SubCorp, and no further corporate action of any nature is required pursuant to the charter or bylaws of ActaMed or SubCorp. All persons who have executed or will execute this Agreement, or any other agreement or document called for by this Agreement, on behalf of ActaMed or SubCorp have been duly authorized to do so by all necessary corporate action. This Agreement constitutes, and all of the ActaMed Documents to be executed and delivered by ActaMed or SubCorp pursuant to this Agreement will constitute, legal, valid and binding obligations of ActaMed and SubCorp, enforceable against ActaMed and SubCorp in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement and the other ActaMed Documents and the consummation of the transactions contemplated hereby and thereby will not (1) violate or result in a breach of or Default or acceleration under the charter or bylaws of ActaMed or SubCorp or any material instrument or agreement to which ActaMed or SubCorp is a party or is bound, (2) violate any Court Order, quasi-judicial or administrative decision or award of any court, arbitrator, mediator, tribunal, administrative agency or governmental body applicable to or binding upon ActaMed or SubCorp or upon the securities, property or business of ActaMed or SubCorp, or (3) violate any Regulation of any administrative agency or governmental body relating to ActaMed or SubCorp, or to the securities, property, or business of ActaMed or SubCorp.

     5.3 CORPORATE POWER. ActaMed and SubCorp have the requisite corporate power to execute and deliver the ActaMed Documents to which either is a party.

     5.4   ACTAMED FINANCIAL STATEMENTS.

           (a) The Company has set forth as SCHEDULE 5.4(a) hereto the balance sheets of ActaMed at December 31, 1994 and December 31, 1995 and the statements of operations, statements of stockholders equity and statements of cash flows of ActaMed for the years ended December 31, 1994 and December 31, 1995, which have been audited by Deloitte & Touche, LLP independent accountants; and

           (b) The ActaMed Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods covered thereby. The ActaMed Financial Statements are correct and complete and present fairly in all material respects the financial position of ActaMed at the date of the balance sheet included therein and the results of operations and cash flows of ActaMed for the respective periods covered by the statements of operations and cash flows included therein. Except as set forth on SCHEDULE 5.4(b) hereto, ActaMed has no material obligations or liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or not due) which are required to be disclosed in the ActaMed Financial Statements in accordance with GAAP and which, either individually or in the aggregate, would have a Material Adverse Effect and which are not disclosed by the ActaMed Financial Statements.

     5.5 CONSENTS. No consent, approval or authorization of, or qualification, designation, declaration or filing with, or notice to any governmental authority on the part of ActaMed is required in connection with
(a) the valid execution and delivery of the ActaMed Documents and (b) the issuance of the Preferred Shares (and the Conversion Shares, except (1) as set forth on SCHEDULE 5.5, (2) the filing of the Restated Articles in the office of the Secretary of State of the State of Georgia, which filings will be accomplished on or prior to the Closing Date, (3) the filing of a Form D with the SEC and (4) the qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Preferred Shares (and the Conversion Shares) under any applicable state securities laws, which qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing, as required by such laws.

     5.6 CAPITALIZATION. After giving effect to the issuance of the Preferred Shares, the capital stock of ActaMed, as authorized by its Restated Articles will consist of: (1) 50,000,000 shares of ActaMed Common Stock, no par value per share, 9,321,250 of which are issued and outstanding, 10,344,828 of which will be reserved for issuance upon conversion of the Preferred Shares, 8,800,880 of which will be reserved for issuance upon conversion of issued and outstanding Series A Preferred Stock, 3,448,276 of which will be reserved for issuance upon conversion of issued and outstanding Series B Preferred Stock, and 5,624,188 of which will be reserved for issuance upon exercise of stock options granted or to be granted to officers, key employees, directors and consultants of ActaMed; (2) 8,800,880 shares of Series A Preferred Stock all of which are issued and outstanding, and (3) 3,448,276 shares of Series B Preferred Stock, all of which are issued and outstanding, and 10,344,828 shares of the Preferred Shares, all of which will be issued and outstanding. As of the Closing Date none of such issued shares will be held in the treasury of ActaMed. Except as set forth above and on
SCHEDULE 5.6 hereto, as of the Closing Date ActaMed will not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock and no person will have any right against ActaMed to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of any capital stock or any stock or securities convertible into capital stock of ActaMed. All of the outstanding shares of capital stock of ActaMed are validly issued, fully paid and nonassessable.

     5.7 VALIDITY AND RIGHTS OF THE PREFERRED SHARES. The Preferred Shares, when issued to UHC pursuant to this Agreement, will be validly issued, fully paid and nonassessable, will have the designations, preferences, limitations, and relative rights set forth in the Restated Articles and will be free and clear of all liens, claims and encumbrances. Any and all of the Conversion Shares, when issuable, will be validly issued, fully paid and nonassessable.

     5.8 REGISTRATION RIGHTS. Except as set forth in the Registration Rights Agreement, as of the Closing Date ActaMed will not be under any obligation to register under the Securities Act any of its then outstanding securities or any of its securities which may thereafter be issued.

     5.9 OFFERING. Subject to the accuracy of representations and warranties by UHC and the Company in ARTICLE 4 hereof, the issuance of the Preferred Shares (and the issuance of the Conversion Shares) constitute transactions exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of any applicable state securities or "blue sky" laws.

     5.10 CHANGES. Since the date of the latest ActaMed Financial Statements, there has not been any adverse change in the assets, liabilities, financial condition or operations of the ActaMed Business from that reflected in the ActaMed Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect, any adverse change in the prospects of the ActaMed Business or any other event or condition (or events or conditions) of any character which, either individually or cumulatively, has had a Material Adverse Effect.

     5.11 SUBSIDIARIES. Other than SubCorp, ActaMed has no Subsidiaries. Except as set forth in this Agreement, ActaMed does not own, or have the right to acquire, any securities or other equity or ownership interest in any corporation, association or other business entity or person.

     5.12 PENDING LITIGATION, ETC. Other than as set forth in SCHEDULE 5.12 hereto, there are no actions at law, suits in equity or other proceedings or, to the best knowledge of ActaMed, investigations in any court, tribunal or by or before any other governmental or public authority or agency or any arbitrator or arbitration panel or any governmental or private third-party insurance agency, pending or, to the best knowledge of ActaMed, threatened against or affecting ActaMed that:

           (a) either individually or in the aggregate, would have a Material Adverse Effect; or

           (b) would question the validity or enforceability of this Agreement, the ActaMed Documents, or any of the transactions contemplated hereby and thereby. ActaMed is not in default with respect to any Court Order.

     5.13 TITLE TO PROPERTIES. ActaMed has good and marketable title to its properties and assets and has good title to all its respective leasehold interests, in each case subject to no Lien, other than as set forth on
SCHEDULE 5.13 hereto. SCHEDULE 5.13
accurately lists with respect to the personal property owned by ActaMed (a) each financing statement, deed, agreement or other instrument which has been filed, recorded or registered pursuant to any United States federal, state or local law or regulation that names a business entity as debtor or lessee or as the grantor or the transferor of the interest created thereby, and (b) as to each such financing statement, deed, agreement or other instrument, the names of the debtor, lessee, grantor or transferor and the secured party, lessor, grantee or transferee and the name of the jurisdiction in which such financing statement, deed, agreement or other instrument has been filed, recorded or registered. ActaMed has not signed any agreement or instrument authorizing any secured party thereunder to file any such financing statement, deed, agreement or other instrument.

     5.14 INTELLECTUAL PROPERTY, ETC. ActaMed owns or possesses the rights to use, free from burdensome restrictions or conflicts with the rights of others, all copyrights, trademarks, service marks, trade names, patents and intellectual property licenses, and all rights with respect to the foregoing, necessary for the conduct of the ActaMed Business as now conducted and as proposed to be conducted, and is in compliance in all material respects with the terms and conditions, if any, of all such copyrights, trademarks, service marks, trade names, patents and intellectual property licenses and the terms and conditions of any agreements relating thereto. Except as set forth on
SCHEDULE 5.14, there are no outstanding options, licenses, or material agreements of any kind relating to the foregoing, nor is ActaMed bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. ActaMed has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To ActaMed's knowledge, none of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of their best efforts to promote the interests of ActaMed or that would conflict with ActaMed's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of ActaMed's business by the employees of ActaMed, nor the conduct of ActaMed's business as proposed, will, to ActaMed's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. ActaMed does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by ActaMed.

     5.15 COMPLIANCE WITH OTHER INSTRUMENTS. ActaMed is not in violation of or in default in any material respect under any term of its organizational documents, any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and is not in violation in any material respect of any applicable order, statute, rule or regulation, and to ActaMed's knowledge there is no state of facts which, with the

                                   - xxvii -
passage of time or giving of notice or both, would constitute any such violation or default that would in the aggregate have a Material Adverse Effect. The execution, delivery and performance of and compliance with the ActaMed Documents, the issuance of the Preferred Shares (and the Conversion Shares) and the consummation of any other transaction contemplated by the ActaMed Documents have not resulted and will not result in any such violation, or be in conflict with, or constitute a default under any of the foregoing, or result in the creation of any Lien upon any of the properties or assets of ActaMed.

     5.16 COMPLIANCE WITH LAW. ActaMed is in compliance with all statutes, laws and ordinances and all governmental rules and regulations to which it is subject, the violation of which, either individually or in the aggregate, would have a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement or any of the other ActaMed Documents nor the consummation of the transactions contemplated by the ActaMed Documents will cause ActaMed to be in violation of any law or ordinance, or any order, rule or regulation, of any federal, state, municipal or other governmental or public authority or agency.

     5.17 EMPLOYEES. To the best knowledge of ActaMed, no employee of ActaMed is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the intellectual property of ActaMed or the relationship of any such employee with such entity or any other party.

     5.18 BENEFIT PLANS. Except as provided in this Agreement, applicable law and the terms of any Benefit Plan sponsored, maintained or contributed to by UHC or its Affiliates, neither UHC nor its Affiliates shall have any liability or obligation with respect to (i) employment related liabilities, whether contingent or otherwise, arising out of any Hired Employee's or Hired Hold-Over Employee's employment with the Company, ActaMed or ActaMed's Affiliates or (ii) any Benefit Plan sponsored, maintained or contributed to by ActaMed or its Affiliates.

     5.19 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) ActaMed is, and will continue to be, in compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing the ActaMed Business with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, recycling, transportation, labeling or disposal of waste materials or process by-products, except violations which, either individually or in the aggregate, would not have a Material Adverse Effect. ActaMed is not liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits or registrations required for the ActaMed Business as presently conducted and proposed to be conducted, under any federal, state, or local environmental laws, regulations or ordinances have been or will, in a timely manner, be obtained or made, other than such licenses, permits or registrations as to which the failure to obtain or make, either individually or in the aggregate, will not have a Material Adverse Effect, and ActaMed is in compliance therewith in all material respects.

                                  - xxviii -

           (b) No release, emission or discharge into the environment of hazardous substances, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or hazardous waste, as defined under the Resource Conservation and Recovery Act, or air pollutants as defined under the Clean Air Act, or pollutants, as defined under the Clean Water Act, by ActaMed has occurred or is presently occurring on or from any property owned or leased by ActaMed in excess of federal, state or local permitted releases or reportable quantities, or other concentrations, standards or limitations under the foregoing laws or any state or local law governing the protection of health and the environment or under any other federal, state or local laws or regulations (then or now applicable, as the case may be) other than such releases, emissions or discharges, either individually or in the aggregate, would not have a Material Adverse Effect.

           (c) To its knowledge, ActaMed has never (1) owned, occupied or operated a site or structure on or in which any hazardous substance was or is stored, transported or disposed of in violation of any federal, state or local environmental laws, regulations or ordinances at such time as such site or structure was owned, occupied or operated by ActaMed or at any other time, or (2) transported or arranged for the transportation of any hazardous substance other than in full compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing the ActaMed Business or the storage, transportation or disposal of hazardous substances except for such violations as, either individually or in the aggregate, would not have a Material Adverse Effect. ActaMed has never caused or been held legally responsible for any release or threatened release of any hazardous substance, or received notification from any federal, state or other governmental authority of any such release or threatened release, or that ActaMed may be required to pay any costs or expenses incurred or to be incurred in connection with any efforts to mitigate the environmental impact of any release or threatened release, of any hazardous substance from any site or structure owned, occupied or operated by ActaMed, except such releases or threatened releases as, either individually or in the aggregate, would not have a Material Adverse Effect.

     5.20 INSURANCE. The ActaMed Business has fire, casualty, liability, and business interruption insurance policies with recognized insurers, in such amounts and with such coverage as set forth on SCHEDULE 5.20.

     5.21 MATERIAL CONTRACTS AND AGREEMENTS. SCHEDULE 5.21 lists the parties to, and subject matter of, all material Contracts of the ActaMed Business, including without limitation, all employment or labor contracts, leases or compensation plans. Except as set forth on SCHEDULE 5.21, all material Contracts set forth on such list are valid, binding, and in full force and effect, without any breach by ActaMed or, to the best of ActaMed's knowledge, any other party thereto.

     5.22 TAXES. Except as set forth on SCHEDULE 5.22, all federal, state and other tax returns of ActaMed required by law to be filed have been duly filed, except for such returns the failure of which to file would not have a Material Adverse Effect, and all federal, state and other taxes, assessments, fees and other federal governmental charges upon ActaMed or any of the properties, incomes or assets of ActaMed that are due and payable have been paid. No extensions of the time for the assessment of deficiencies have been granted to ActaMed in connection with any federal tax, assessment, fee or other federal governmental charge. There are no Liens, on any properties or assets of the ActaMed Business imposed or arising as a result of the delinquent payment or the non-payment of any tax, assessment, fee or other governmental charge that, either individually or in the aggregate, would have a Material Adverse Effect. ActaMed:

           (a) has not assumed and is not liable for any federal, state or other income tax liability of any other person, including any predecessor corporation, as a result of any purchase of assets or other business acquisition transaction; and

           (b) has not indemnified any other person or otherwise agreed to pay on behalf of any other person tax liability growing out of or which may be asserted on the basis of any tax treatment adopted with respect to all or any aspect of such a business acquisition transaction.

     The charges, accruals and reserves, if any, on the books of ActaMed in respect of federal, state and local corporate franchise and income taxes for all fiscal periods to date are adequate in accordance with GAAP, and ActaMed knows of no additional unpaid assessments for such periods or other governmental charges payable by ActaMed in connection with the execution and delivery of this Agreement, the ActaMed Documents or the issuance of the Preferred Shares by ActaMed, other than stock transfer taxes, recording fees and filing fees in connection with state securities or "blue sky" filings.

     5.23 INVESTMENT COMPANY. ActaMed is not an "investment company", or an "affiliated person" of an "investment company", or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, and ActaMed is not an "investment adviser" or an "affiliated person" of an "investment adviser" as such terms are defined in the Investment Advisers Act of 1940, as amended.

     5.24 LABOR RELATIONS. ActaMed is not engaged in any unfair labor practices which, either individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on SCHEDULE 5.24, there is:

           (a) no unfair labor practice complaint pending or, to the best of ActaMed's knowledge, threatened against ActaMed before the National Labor Relations Board or any court or labor board, and no grievance or arbitration proceedings arising out of or under collective bargaining agreements is so pending or, to the best of ActaMed's knowledge, threatened,

           (b) no strike, lock-out, labor dispute, slowdown or work stoppage pending or, to the best of ActaMed's knowledge, threatened against ActaMed, and

           (c) no union representation or certification question existing or pending with respect to the employees of ActaMed, and, to the best knowledge of ActaMed, no union organization activity taking place, other than such actions or proceedings as, either individually or in the aggregate, would not have a Material Adverse Effect.

     5.25 NO CONFLICT OF INTEREST. Except as set forth in SCHEDULE 5.25, ActaMed is not indebted, directly or indirectly, to any Substantial Holder, or, to ActaMed's knowledge, to any Affiliate of a Substantial Holder, in any amount whatsoever. To the best knowledge of ActaMed, and except as set forth on SCHEDULE 5.25, no Substantial Holders, or any of their Affiliates, are indebted to any firm or corporation with which ActaMed is affiliated or with which ActaMed has a business relationship, or any firm or corporation which competes with ActaMed. Except as contemplated by the ActaMed Documents, no Substantial Holder, or, to ActaMed's knowledge, any Affiliate of a Substantial Holder, is directly or indirectly interested in any contract with ActaMed or any of its Subsidiaries.

     5.26 BROKERS OR FINDERS. No broker, agent, finder or consultant or other person has been retained by or on behalf of ActaMed or SubCorp (other than legal or accounting advisors), or is may be entitled to be paid based upon any agreements or understandings made by ActaMed or SubCorp in connection with the transactions contemplated hereby.

     5.27 FULL DISCLOSURE. This Agreement, the other ActaMed Documents, and any report or financial statement referred to in SECTION 5.4 hereof and any certificate, report, statement or other writing furnished to UHC or the Company by or on behalf of ActaMed in connection with the negotiation of this Agreement and the other ActaMed Documents and the sale of the Preferred Shares, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact with respect to which disclosure has been requested and which is necessary to make the statements contained herein or therein not misleading.

                                     ARTICLE 6
                         RELATED AGREEMENTS OF THE PARTIES

     6.1 CONDUCT OF BUSINESS. Prior to the Closing Date, except with the prior written consent of ActaMed and SubCorp and except as necessary to effect the transactions contemplated in this Agreement, the Company shall and UHC shall cause the Company to:

           (a) conduct the Company Business in substantially the same manner as presently being conducted, and refrain from entering into any transaction or Contract other than in the ordinary course of business, and not make any change in its methods of management, marketing, or operations other than in the ordinary course of business;

           (b) consult with ActaMed and SubCorp prior to undertaking any new business opportunity not in the ordinary course of business and not undertake such new business opportunity without the prior written consent of ActaMed and SubCorp, which consent will not be unreasonably withheld;

           (c) confer on a regular and reasonable basis with one or more designated representatives of ActaMed and SubCorp to report material operational matters and to report the general status of ongoing operations;

           (d) notify ActaMed and SubCorp of any change in the normal course of the Company Business or in the operation of its properties, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company, and keep ActaMed and SubCorp fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith; and

           (e) not take any action, or omit to take any action, which would cause the representations and warranties contained in ARTICLE 4 hereof, including but not limited to the representations and warranties in SECTION
4.9 of this Agreement, to be untrue or incorrect at any time through and including the Closing Date.

     6.2 ACCESS TO PROPERTIES. At all times prior to the Closing Date, employees, attorneys, accountants, agents and other authorized and designated representatives of ActaMed and SubCorp will be allowed reasonable access to the properties, books and records of the Company and other members of the UHC Group relating to the Company Business, including without limitation, deeds, title documents, leases, customer lists, insurance policies, minute books, share certificate books, share registers, accounts, Tax returns, financial statements and all other data that, in the reasonable opinion of ActaMed and SubCorp, are required for ActaMed and SubCorp to make such investigation as they may desire of the Hired Employees and the properties and business of the Company and the Company Business. ActaMed and SubCorp shall also be allowed reasonable access to consult with the officers, employees, accountants, counsel and agents of the members of the UHC Group in connection with such investigation. No investigation by ActaMed and SubCorp shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company or UHC under this Agreement.

     6.3 RELATIONSHIP WITH EMPLOYEES AND CUSTOMERS. At all times prior to the Closing Date, UHC shall cause each member of the UHC Group to use its best efforts (without making any commitments other than in the ordinary course of business), to

                                  - xxxii -

(a) preserve the Company Business organization intact, (b) keep the Hired Employees available to the Company Business, (c) preserve the present relationships of the Company Business with its suppliers and customers and others having business relationships, and (d) take all steps reasonably necessary to maintain the intangible assets and Intellectual Property of the Company. Prior to the Closing and for two (2) years thereafter, no member of the UHC Group shall, directly or indirectly, on its own behalf or on behalf of others, solicit, divert or take away, or attempt to solicit, divert or take away, any of the Hired Employees.

     6.4 HIRED EMPLOYEES. Immediately after the Closing, the Company will offer employment (to commence on the Closing Date) to all of the Hired Employees; provided, however, that, if any Hold-Over Employee presents a medical release from his or her attending physician which allows such employee to return to work within nine months after the beginning of his or her leave of absence, then the Company will offer employment (to commence immediately) to such Hold-Over Employee on the day he or she returns to work ("HIRED HOLD-OVER EMPLOYEE"), and if any Hold-Over Employee does not have a medical release to return to work within such nine-month period, then the Company will not be obligated to offer employment to him or her. UHC shall cause each member of the UHC Group to terminate the employment of each of the Hired Employees effective as of the Closing Date; provided, however, that no member of the UHC Group shall terminate the employment of any Hired Hold-Over Employee until such employee presents a medical release from his or her attending physician and will continue to provide each Hired Hold-Over Employee with benefits in accordance with UHC's standard policies and procedures until the earlier of (a) the day such employee has a medical release to return to work, or (b) nine (9) months after the beginning of such employee's leave of absence.

     6.5   EMPLOYEE BENEFITS.

           (a) The Company has never been a participating employer in any Benefit Plan sponsored, maintained or contributed to by UHC or its Affiliates. Except as provided in SECTION 6.5(B) below, no portion of the assets of any Benefit Plan heretofore sponsored or maintained by any member of the UHC Group for the Hired Employees or Hired Hold-Over Employees (and no amount attributable to any such Benefit Plan) shall be transferred to the Company, and the Company shall not be required to sponsor or maintain any such Benefit Plan after the Closing Date. The amounts payable to the Hired Employees or Hired Hold-Over Employees on account of all benefit arrangements (including, but not limited to, all accrued, but unpaid, sick leave but excluding the UHC 401(k) Plan) shall be either maintained in such Benefit Plan or paid to the Hired Employees and Hired Hold-Over Employees, in each case in accordance with the applicable Benefit Plan documents, except that such amounts shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent.

                                  - xxxiii -

           (b) Certain Hired Employees and Hired Hold-Over Employees will have account balances under the UHC 401(k) Plan as of the Closing Date. UHC warrants that the UHC 401(k) Plan that will make the transfer described below is "qualified" within the meaning of Section 401(k) of the Internal Revenue Code, has received a favorable determination letter from the Internal Revenue Service dated August, 1995 and no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter. The vested and nonvested account balances under the UHC 401(k) Plan for those Hired Employees and Hired Hold-Over Employees will be transferred to the ActaMed 401(k) Plan as soon as administratively feasible after the Closing Date but (i) for Hired Employees, no later than 60 days after the second "valuation date" (as defined in the UHC 401(k) Plan) following the Closing Date and (ii) for Hired Hold-Over Employees, no later than 60 days after the second "valuation date" following the Hired Hold-Over Employee's initial hire date with the Company. The account balances to be transferred will include cash and any outstanding participant loans. The amount transferred will be calculated in accordance with normally accepted practices by record keepers and ERISA trustees. ActaMed warrants that the ActaMed 401(k) Plan that will receive the transfer is "qualified" within the meaning of Section 401(k) of the Internal Revenue Code, has adopted a standardized prototype plan (as defined in Section 3.08 of Rev. Proc. 89-9, 1989-1 CB 780) with an IRS opinion letter dated November 8, 1993 and no event has occurred and no condition exists that could reasonably be expected to result in the ActaMed 401(k) Plan losing its status as a qualified, standardized prototype plan. The ActaMed 401(k) Plan will be amended to address the transfer of accounts from the UHC 401(k) Plan including the preservation of all Section 411(d)(6) optional forms of benefits available to the Hired Employees or Hired Hold-Over Employees under the UHC 401(k) Plan, distribution rules under Section 401(k) of the Internal Revenue Code, past service credit and participation in the ActaMed 401(k) Plan by such Hired Employees and Hired Hold-Over Employees. United HealthCare Corporation will assume no liability for the payment of account balances that are transferred following the date of transfer and ActaMed will assume no liability for the payment of account balances that are not transferred. However, as provided in SECTION 5.18 of this Agreement, ActaMed and its Affiliates shall continue to be liable to UHC and its Affiliates for any other loss suffered by UHC and its Affiliates arising out of the ActaMed 401(k) Plan. Similarly, as provided in SECTION 4.23 of this Agreement, UHC and its Affiliates shall continue to be liable to ActaMed and its Affiliates for any other loss suffered by ActaMed and its Affiliates arising out of the UHC 401(k) Plan.

           (c) The Company, ActaMed and ActaMed's Affiliates shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. Notwithstanding the foregoing, prior employment of Hired Employees by the UHC Group shall be counted for purposes of eligibility for a medical and dental plan which shall be provided by ActaMed to such Hired Employees without any limitations based upon pre-existing conditions effective (i) for Hired Employees and their dependents, as of the first day of the month following the Closing Date and (ii) for Hired Hold-Over Employees and their dependents, as of the
                                     - xxxiv -
later of the Hired Hold-Over Employee's initial date of employment with the Company or the first day of the month following the Closing Date.

     6.6 OTHER OFFERS AND EXCLUSIVE DEALING. Unless and until this Agreement is terminated prior to Closing pursuant to ARTICLE 10, UHC shall not, acting in any capacity, directly or indirectly, through any officer, director, employee, agent or otherwise of the UHC or any member of the UHC Group, (a) solicit, initiate or encourage submission of proposals or offers from any person, corporation or other entity relating to any purchase of the Shares, or any merger, sale of substantial assets or similar transaction involving the Company or the Company Business, (b) participate in any discussions or negotiations regarding, or, except as required by a legal or judicial process, furnish to any other person, corporation or other entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person, corporation or other entity to purchase the Shares, or engage in a merger, purchase of substantial assets or similar transaction involving the Company or the Company Business, or (c) approve or undertake any such transaction. UHC shall promptly communicate to ActaMed and SubCorp the terms of any such proposal or offer upon knowledge or receipt of such proposal or offer.

     6.7 CERTAIN TAX MATTERS. UHC shall cause all Tax returns of the Company required to be filed on or before the Closing Date, taking into account any extensions of the filing deadlines granted to the Company that had not yet been filed prior to the date hereof (including those relating to periods after the Closing Date), to be prepared by the Company but not to be filed without prior examination by or on behalf of ActaMed and SubCorp.

     6.8 CONSENTS AND APPROVALS. The Company and UHC agree to use their best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (a) is required in order to consummate the transactions contemplated by this Agreement, or (b) is required by any Contract, Court Order or License to which the Company or UHC is a party or subject on the Closing Date, and (1) which would prohibit, or require the waiver, consent or approval of such transactions, or (2) under which such transactions would, without such waiver, consent or approval, constitute a Default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All written waivers, consents and approvals obtained by UHC and the Company shall be produced at the Closing in form and content reasonably satisfactory to ActaMed and SubCorp.

     6.9 QUALIFICATION AND CORPORATE EXISTENCE. The Company shall deliver to ActaMed and SubCorp (a) a certificate of the Secretary of State of the State of Nevada, dated as of a date no more than ten (10) business days prior to the Closing Date, stating that the Company is a corporation in good standing under the laws of such state and has paid all applicable franchise or other fees and taxes due to such state and (b) certificates of the appropriate officials of the State of Minnesota, all dated as of a date no more than ten (10) business days prior to the Closing Date, stating that the Company is duly qualified and in good standing to transact business as a foreign corporation as stated in SECTION 4.3 of this Agreement in such state and has paid all applicable franchise or other fees and taxes due to each such state.

     6.10 PUBLIC ANNOUNCEMENTS. Each party hereto agrees that neither it, nor or any of its representatives, shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto unless required by law or judicial process, in which case notification shall be given to the other parties hereto prior to such disclosure.

     6.11  CONFIDENTIALITY.

           (a) Each party hereto agrees not to use, copy or disclose the trade secrets of any other party, except as permitted by this Agreement.
Each party shall treat any other's trade secrets with at least that degree of care it uses with respect to its own such trade secrets. Each party will give access to any other party's trade secrets only to such of its personnel as have a need to such access and to no other person whatsoever. The requirements herein contained with respect to non-disclosure and non-use and protection of each party's trade secrets shall permanently survive termination of any other provisions of this Agreement. If any party is ordered by a court, administrative agency, or other governmental body of competent jurisdiction to disclose trade secrets, or if it is served with or otherwise becomes aware of a motion or similar request that such an order be issued, then such party will not be liable to the other party for disclosure of trade secrets required by such order if the disclosing party complies with the following requirements: (1) if an already issued order calls for immediate disclosure, then the disclosing party shall immediately move for or otherwise request a stay of such order to permit the other party to respond;
(2) the disclosing party promptly notifies the other party of the motion or order; and (3) the disclosing party not oppose a motion or similar request by the other party for an order protecting the trade secrets including joining or agreeing to (or non-opposition to) a motion for leave to intervene by such other party.

           (b) The term "TRADE SECRETS" means information related to a party
(1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use, and (2) which is the subject of efforts by said party that are reasonable under the circumstances to maintain its secrecy.

     6.12 COVENANT NOT TO COMPETE. UHC hereby acknowledges and agrees that the exclusivity and noncompetition provisions of the Services and License Agreement are an important and substantial part of the consideration to ActaMed for the consummation of the transactions contemplated hereby, and the parties hereby incorporate by reference those provisions of the Services and License Agreement.

                                    - xxxvi -

     6.13 CLOSING CONDITIONS. ActaMed, SubCorp, the Company and UHC each agree to use its best efforts to satisfy the closing conditions set forth in ARTICLES 1, 7 and 8 of this Agreement.

     6.14 EXPENSES. Except as otherwise provided herein and except that UHC shall pay all of the expenses of the Company (including, but not limited to, the audit by Deloitte & Touche, LLP of the books and records of the Company and the Company Business), the parties to this Agreement shall each bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     6.15 REPAYMENT OF DEBTS TO COMPANY. On or before the Closing Date, all loans and advances from the Company to any member of the UHC Group, whether or not disclosed in SCHEDULE 4.27, shall be repaid to the Company in full and the Company shall have delivered to ActaMed and SubCorp appropriate instruments or writings to evidence the receipt of such repayments, and all guaranties by the Company of loans obtained by any member of the UHC Group, from third parties shall have been released.

     6.16 COMPLIANCE WITH REGULATION D. ActaMed shall file five copies of a notice on SEC Form D no later than fifteen (15) days after the execution of this Agreement.

     6.17 VOTING FOR MERGER. UHC agrees to vote for and approve the Merger and the transactions contemplated by this Agreement and waives its dissenter's rights under the General Corporation Law of the State of Nevada.

     6.18 ANTITRUST NOTIFICATION. Each of the parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. UHC and ActaMed shall each pay fifty percent (50%) of the applicable filing fees.

     6.19 REVIEW OF REGISTRATION STATEMENT. ActaMed shall give UHC the opportunity to review and comment upon those portions of any Registration Statement or amendment thereto prepared by ActaMed in connection with a proposed initial public offering which describe UHC and ActaMed's relationship therewith, prior to filing such Registration Statement or amendment thereto with the Securities and Exchange Commission, and shall cooperate with UHC and use its reasonable efforts to accommodate the reasonable comments of UHC.

     6.20 ESCROW OF SOFTWARE. On the Closing Date, the Company shall deliver to one copy of the Software to Fort Knox (the "ESCROW AGENT"), which copy shall serve as a

                                  - xxxvii -
prototype of the Software delivered to ActaMed on the Closing Date and which copy shall be made available to UHC for the defense of any claims by ActaMed or others regarding the functionality and performance of the Software.

                                     ARTICLE 7
             CONDITIONS PRECEDENT TO OBLIGATIONS OF ACTAMED AND SUBCORP

     The obligations of ActaMed and SubCorp to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by ActaMed and SubCorp for purposes of consummating such transactions, but without prejudice to any other right or remedy which ActaMed and SubCorp may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of, UHC or the Company contained in this Agreement or any schedule, certificate or instrument furnished or caused to be furnished by UHC or the Company hereunder.

     7.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by UHC or the Company in the UHC Documents shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

     7.2 COVENANTS. All of the terms, covenants and conditions in the UHC Documents to be complied with or performed by UHC or the Company on or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 NO INJUNCTION, ETC. No action, proceeding, investigation, Regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Company Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of ActaMed and SubCorp, would make it inadvisable to consummate such transactions.

     7.4 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents deemed necessary or appropriate by ActaMed and SubCorp or their counsel to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto, and all other related legal matters, shall have been approved by such counsel.

                                    - xxxviii -

     7.5 GOVERNMENTAL APPROVALS. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by ActaMed and SubCorp.

     7.6 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, operating results or assets of the Company or EDI between the date of the EDI Financial Statements and the Closing Date, and UHC shall have delivered to ActaMed a certificate dated as of the Closing Date certifying to such effect.


                                     ARTICLE 8
                              CONDITIONS PRECEDENT TO
                       THE OBLIGATIONS OF UHC AND THE COMPANY

     The obligations of UHC and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by UHC and the Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of ActaMed or SubCorp contained in this Agreement, or any certificate or instrument furnished by it hereunder.

     8.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by ActaMed or SubCorp in the ActaMed Documents shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

     8.2 COVENANTS. All of the terms, covenants and conditions in the ActaMed Documents to be complied with or performed by ActaMed or SubCorp on or prior to the Closing shall have been complied with and performed in all material respects.

     8.3 NO INJUNCTION, ETC. No action, proceeding, investigation, Regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of ActaMed or SubCorp, if such action, proceeding, investigation, Regulation or legislation, in the reasonable judgment of UHC, would make it inadvisable to consummate such transactions.

     8.4 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents deemed necessary or appropriate by UHC or their counsel to effectuate this


                                    -xxxix-

Agreement and the consummation of the transactions contemplated hereby, or incidental hereto, and all other related legal matters, shall have been approved by such counsel.

     8.5 GOVERNMENTAL APPROVALS. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by UHC and the Company.

     8.6 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, operating results or assets of ActaMed between the date of the ActaMed Financial Statements and the Closing Date, and ActaMed shall have delivered to UHC a certificate dated as of the Closing Date certifying to such effect.


                                     ARTICLE 9
                          SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES AND INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF UHC AND THE COMPANY. ActaMed, SubCorp, UHC and the Company acknowledge and agree that, as contemplated by SECTION 6.2, prior to the Closing Date, ActaMed and SubCorp intend to perform such investigation of the Company as they may deem appropriate; provided, however, no investigation by ActaMed and SubCorp shall diminish or otherwise affect any of the representations, warranties, covenants or agreements made or to be performed by UHC or the Company pursuant to this Agreement or ActaMed's and SubCorp's right to rely fully upon such representations, warranties, covenants and agreements. All such representations, warranties, covenants and agreements made or to be performed by UHC or the Company pursuant to this Agreement shall survive the execution and delivery hereof and the Closing hereunder. The representations and warranties shall thereafter terminate and expire (a) with respect to any General Claim with respect to which a Claims Notice has not been given, on the later of (i) eighteen months after the Closing Date or (ii) the first anniversary of the date on which such covenant is to be performed hereunder; and (b) with respect to any Tax Claim, on the later of (i) the ninetieth (90th) day after the date upon which the Liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation and (ii) the ninetieth (90th) day after the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitation. With respect to any Ownership Claim, Undisclosed Liability Claim or any type of claim not specifically addressed above, such representations, warranties, covenants and agreements shall survive without limit of time.

     9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF ACTAMED AND SUBCORP. Except for the covenants and agreements contained in ARTICLES 12 and 13, which shall survive termination of this Agreement in accordance with their respective terms, all the representations, warranties, covenants and agreements, made or to be performed by ActaMed and SubCorp pursuant to this Agreement shall be considered to have been relied upon by UHC and shall survive the delivery to UHC of the Preferred


                                      -xl-

Shares (and the Conversion Shares) and shall terminate and expire, with respect to any Claim for which a Claims Notice has not been given, on the first anniversary of the Closing Date.

     9.3 OBLIGATION OF UHC TO INDEMNIFY. Subject to the limitations of SECTIONS 9.1 and 9.8, UHC agrees to indemnify and hold harmless each ActaMed Indemnitee against and in respect of:

           (a) all Losses, asserted against, imposed upon or incurred by any ActaMed Indemnitee by reason of or resulting from:

               (1) a breach of any representation or warranty of UHC or the Company contained in or made pursuant to this Agreement; or

               (2) any nonfulfillment of any covenant or agreement of UHC or the Company contained in or made pursuant to this Agreement;

           (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any Loss in connection with SECTION 9.3(a) or to the enforcement of this SECTION 9.3;

           (c) all Losses asserted against, imposed upon or incurred by any ActaMed Indemnitee by reason or resulting from:

               (1) any and all costs, judgments, claims, actions at law or in equity, interest charges and reasonable attorneys' fees with respect to any cause of action or proceeding, by any participant or dependent or beneficiary of any participant, arising out of or by reason of the sponsorship by any member of the UHC Group of any Benefit Plan prior to the Effective Time;

               (2) any Environmental Condition, and arising out of or in connection with any event or events which occurred prior to the Effective Time; and

               (3) any Litigation pending or threatened as of the Closing Date, or Litigation arising out of events which occurred prior to the Effective Time, against or affecting the Company regardless of whether it is disclosed on
SCHEDULE 4.20 or any other Schedule attached to ARTICLE 4 hereto.

     9.4 OBLIGATION OF ACTAMED AND SUBCORP TO INDEMNIFY. Subject to the limitations of SECTIONS 9.1 and 9.8, ActaMed and SubCorp agree to indemnify and hold harmless each UHC Indemnitee against and in respect of:

           (a) all Losses asserted against, imposed upon or incurred by any UHC Indemnitee by reason of or resulting from:


                                     -xli-

               (1) a breach of any representation or warranty of ActaMed or SubCorp contained in or made pursuant to this Agreement; or

               (2) any nonfulfillment of any covenant or agreement of the ActaMed or SubCorp contained in or made pursuant to this Agreement; and

           (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any Loss in connection with SECTION 9.4(a) or to the enforcement of this SECTION 9.4.

     9.5 CLAIMS NOTICE. A Claim shall be made by any Indemnitee by delivery of a Claims Notice to any Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

     9.6 PROCEDURES INVOLVING NON-THIRD PARTY CLAIMS. If the Claim involves a matter other than a Third Party Claim, the Indemnifying Party shall have forty-five (45) days to object to such Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. If an objection is timely interposed by the Indemnifying Party, the Indemnifying Party and the Indemnitee shall cooperate in the compromise of the Claim. Failure to object in a timely manner shall constitute a final and binding acceptance of the Claim by the Indemnifying Party on behalf of all Indemnitors, and the Claim shall be paid in accordance with SECTION 9.10 hereof.

     9.7   PROCEDURES INVOLVING THIRD PARTY CLAIMS.

     The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

           (a) The Indemnitee shall give the Indemnifying Party written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnifying Party may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that they may have with respect to such claim except to the extent the Indemnifying Party demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnifying Party shall be an acknowledgment of the obligation of the Indemnifying Party to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If,


                                       -xlii-
however, the Indemnifying Party fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnifying Party by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make a Claim as specified in SECTION 9.5 which shall be deemed a Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

           (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnifying Party, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnitee shall elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

           (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnifying Party under this Article shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a Third Party Claim, (1) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (2) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

     9.8   LIMITATIONS ON INDEMNIFICATION.

           (a) No party to this Agreement shall be entitled to indemnification under this Agreement to the extent that such party's Losses are increased or extended by the willful misconduct, violation of law or bad faith of such party.

           (b) No Indemnifying Party shall be required to indemnify an Indemnitee with respect to any Loss arising out of or with respect to a General Claim unless the amount of such Loss, when aggregated with all other such Losses, shall exceed


                                     -xliii-
the Threshold Amount (as defined below), at which time Claims may be asserted to the extent that all Losses or Asserted Liabilities are in excess of the Threshold Amount; provided, however, that the Threshold Amount shall not apply to any Loss: (A) which results from or arises out of an Ownership Claim, Tax Claim or Undisclosed Liability Claim, (B) which results from or arises out of fraud or intentional misrepresentation or an intentional breach of a representation, warranty, covenant or agreement in this Agreement; or
(C) which results from or arises out of any Litigation incident to any of the matters referred to in the foregoing clauses (A) and (B). The Threshold Amount shall be One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, for any breach of SECTION 4.13, UHC shall indemnify each ActaMed Indemnitee for any individual Loss in excess of $10,000 per item of tangible personal property and any aggregate Loss exceeding $50,000 for items of tangible personal property.

           (c) In no event shall the aggregate liability of the Indemnifying Party for any General Claim under this ARTICLE 9 exceed $10 million.

     9.9 NO RELEASE FOR FRAUD. Nothing contained in this Agreement shall relieve or limit the liability of any party or any officer or director of such party from any Liability arising out of or resulting from common law fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the Transaction Documents. Each party shall have a right to indemnification for any Loss incurred as the result of any common law fraud or intentional misrepresentation by any other party or any officer or director of such other party without regard to the Threshold Amount, the maximum liability or any period of limitation.

     9.10  PAYMENT.

           (a) If any party is required to make any payment under this
ARTICLE 9, such party shall promptly pay the Indemnified Party the amount so determined. If there is a dispute as to the amount or manner of determination of any indemnity obligation owed under this ARTICLE 9, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this ARTICLE 9 and the portion, if any, theretofore paid shall bear interest as provided in
SECTION 9.10(c).

           (b) Any items as to which an Indemnified Party is entitled to payment under this ARTICLE 9 may be paid by set-off against amounts payable to the Indemnifying Party to the extent that such amounts are sufficient to pay such items.

           (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party interest on the unpaid principal amount of the obligation from the date the amount


                                      -xliv-
became due until payment in full, at the per annum rate of interest announced from time to time by NationsBank South, N.A., to be its "prime rate."

     9.11 EXCLUSIVE REMEDY. Except for equitable remedies and any action for common law fraud, the remedies provided in this ARTICLE 9 constitute the sole and exclusive remedies for recovery against the Indemnifying Party based upon this Agreement.

     9.12 ARBITRATION. All disputes arising under this ARTICLE 9 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by UHC and ActaMed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by UHC, ActaMed and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this
ARTICLE 9; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either UHC or ActaMed in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnifying Party as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                                     ARTICLE 10
                                    TAX MATTERS

     10.1.  TAX INDEMNITIES.

           (a) From and after the Closing Date, UHC shall indemnify ActaMed and the Company against all Taxes (i) imposed on the Company with respect to any taxable period or portion thereof that ends before or on (but includes) the Closing Date (ii) imposed on UHC or any member of an affiliated group with which UHC files a consolidated or combined income tax return (other than the Company) with respect to any taxable period.

           (b) From and after the Closing Date, ActaMed and Company shall indemnify UHC against all Taxes imposed on the Company with respect to its income, business, property or operations for any taxable period or portion thereof that begins after the Closing Date.


                                      -xlv

           (c) For purposes of Sections 10.01(a) and (b), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts of (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending on the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire period.

     10.2. RETURNS AND PAYMENTS.

           (a) From the date of this Agreement through and after the Closing Date, UHC shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("RETURNS") with respect to the Company for any taxable period ending on or before the Closing Date, and ActaMed shall do the same for any taxable period ending after the Closing Date. With respect to any Return required to be filed with respect to the Company after the Closing Date and as to which an amount of Tax is allocable to UHC under Section 10.01(c), ActaMed shall provide UHC and its authorized representatives with a copy of such completed Return and a statement (including all necessary supporting schedules and information required to support such statement) that certifies and sets forth the calculation of the amount of Tax shown on such Return that is allocable to UHC pursuant to Section 10.01(c) at least 30 days prior to the due date (including any extension thereof) for the filing of such Return, and UHC and its authorized representatives shall have the right to review such Return and statement (including any supporting Schedules or other documents relevant thereto) prior to the filing of such Return. UHC and ActaMed agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Return and statement by UHC or its authorized representatives.

                                      -xlvi-

           (b) UHC and ActaMed shall each pay or cause to be paid when due and payable all Taxes that have not been paid as of the Closing Date that are allocable to them pursuant to the provisions of Section 10.01.

           (c) Payment of any amounts due under this Article 10 shall be made
(i) with respect to agreed amounts, at least three calendar days before the payment of any such Tax is due, provided that no such payment shall be due prior to 10 business days following receipt of written notice that payment of such Tax is due, or (ii) within 10 business days following either an agreement between UHC and ActaMed that an amount is payable by UHC or ActaMed to the other or within 10 business days of a "determination" as defined in section 1313(a) of the Internal Revenue Code.

     10.3  TAX AUDIT

           (a) After the Closing, ActaMed shall promptly notify UHC in writing of the commencement of any Tax audit or administrative or judicial proceeding and shall also separately notify UHC in writing of any demand or claim on ActaMed or the Company which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification by UHC under this Article
10. Such notice shall contain factual information (to the extent known to ActaMed or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If ActaMed fails to give UHC prompt notice of an asserted Tax liability as required by this
Section 10.03, then (a) if UHC is precluded by the failure to give prompt notice from contesting the asserted Tax liability in the appropriate administrative or judicial forums, then UHC shall not have any obligation to indemnify ActaMed for any loss or damage arising out of such asserted Tax liability, and (b) if UHC is not so precluded from contesting but such failure to give prompt notice results in a detriment to UHC, then any amount which UHC is otherwise required to pay ActaMed pursuant to this Article 10 with respect to such liability shall be reduced by the amount of such detriment.

           (b) UHC may elect to direct, through counsel of its own choosing and at its own expense, any audit, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under this Article 10 (any such audit or proceeding relating to an asserted Tax liability are referred to herein collectively as a "CONTEST"). If UHC elects to direct the Contest of an asserted Tax liability, it shall within 30 calendar days of receipt of the notice of an asserted Tax liability notify ActaMed of its intent to do so, and ActaMed shall cooperate in good faith and shall cause the Company or its successor to cooperate in good faith, at UHC's expense, in each phase of such Contest. If UHC elects not to direct the Contest, fails to notify ActaMed of its election as herein provided or contests its obligation to indemnify under Section 10.01, ActaMed or the Company may pay, compromise or contest, at its own expense, such asserted liability. However, in such case, neither ActaMed nor the Company (including any designated representative of either) may settle or compromise any asserted liability over the objection of UHC; PROVIDED, HOWEVER, that UHC's consent


                                      -xlvii-
to settlement or compromise shall not be unreasonably withheld. In any event, each of ActaMed (or the Company) and UHC may participate, at its own expense, in the Contest. If UHC chooses to direct the Contest, ActaMed shall promptly empower and shall cause the Company or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of UHC as it may designate to represent ActaMed or the Company or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which UHC would be liable under this
Article 10.

     10.4. COOPERATION AND EXCHANGE OF INFORMATION. UHC and ActaMed will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall UHC or ActaMed be required to disclose to the other any information relating to the operations of either, as the case may be, other than information relating to the Company. The Seller and ActaMed shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. UHC and ActaMed will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) eight years following the due date (without extension) for such returns. After such time, before ActaMed shall dispose of any of such books and records, at least 90 calendar days prior written notice to such effect shall be given by ActaMed to UHC, and UHC shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as UHC may select. Any information obtained under this Section 10.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     10.5. TAX SHARING AGREEMENTS. UHC shall cause any tax-sharing agreements or arrangements with the Company to be terminated as of the Closing Date, with no amounts payable thereunder after the Closing other than those amounts payable thereunder in respect of current tax payable accounts.

     10.6. ARTICLE 9. The provisions of this Article 10 shall supersede the provisions of Article 9 with respect to the matters set forth herein, except to the extent explicitly referenced in this Article 10.

                                     ARTICLE 11



                                      -xlviii-

                                    TERMINATION


     11.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

           (a) by the mutual consent of UHC and ActaMed;

           (b) by UHC, if ActaMed and SubCorp shall (1) fail to perform in any material respect their agreements contained herein required to be performed by any of them on or prior to the Closing Date, or (2) materially breach any of their representations, warranties or covenants contained herein;

           (c) by ActaMed, if UHC or the Company shall (1) fail to perform in any material respect their agreements contained herein required to be performed by any of them on or prior to the Closing Date, or (2) materially breach any of their representations, warranties or covenants contained herein;

           (d) by either UHC or ActaMed if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on ActaMed, SubCorp, the Company or UHC, which prohibits or restrains ActaMed, SubCorp, the Company and/or UHC from consummating the Merger, provided that ActaMed, SubCorp, the Company and UHC shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such court or governmental or regulatory agency;

           (e) pursuant to SECTION 11.4; or

           (f) without action of either party if the Closing has not occurred on or before April 30, 1996.

     11.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this ARTICLE 11, shall be given by the parties so terminating to the other parties hereto in accordance with SECTION 14.1 of this Agreement.

     11.3  EFFECT OF TERMINATION.  If this Agreement terminates pursuant to
SECTION 11.1 (a), (d), (e) or (f), then this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement as set forth in SECTION 6.14 and no party (nor any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits.

     11.4 RISK OF LOSS. The Company and UHC assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss, or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are


                                      -xlix
materially affected, then ActaMed and SubCorp shall have the right to terminate this Agreement. If ActaMed and SubCorp nonetheless elect to close, the Company and UHC shall remit all net condemnation proceeds or third party insurance proceeds to ActaMed and SubCorp and the number of shares of Series C Preferred Stock to be delivered to UHC at the Closing shall be adjusted to reflect such condemnation, destruction, loss, or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage. If ActaMed and SubCorp and UHC are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by ActaMed and SubCorp and the Company, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm, whose determination of the dispute shall be final and binding.

                                     ARTICLE 12
                          ADDITIONAL COVENANTS OF ACTAMED

     ActaMed covenants and agrees that, except as provided in SECTION 12.1 below, until such time as ActaMed has consummated a Public Offering:

     12.1 SECURITIES LAW FILINGS. Upon consummation of a Public Offering and for so long as the UHC holds the Conversion Shares, ActaMed will timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the UHC to sell the Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any UHC, ActaMed will deliver a written statement as to whether it has complied with such requirements.

     12.2 TRANSACTIONS WITH SUBSTANTIAL HOLDERS. ActaMed shall not, directly or indirectly, knowingly enter into any material transaction or agreement with any of its Substantial Holders or any Affiliate or officer of ActaMed or a Substantial Holder, or a material transaction or agreement in which a Substantial Holder or Affiliate or officer of ActaMed or a Substantial Holder has a direct or indirect interest, unless such transaction or agreement is on terms and conditions no less favorable to ActaMed or any of its Subsidiaries than could be obtained at the time in an arm's length transaction with a third person that is not such a Substantial Holder or Affiliate or officer of ActaMed or a Substantial Holder, and such transaction or agreement has been reviewed and approved by a majority of those members of ActaMed's Board of Directors who have no such interest in the transaction. Except as provided in SECTION 14.4, this
SECTION 12.2 shall not be enforceable against ActaMed by any person or entity not a party to this Agreement.

     12.3  BUSINESS AND FINANCIAL COVENANTS.  ActaMed covenants that:


                                      -l-

           (a) MERGER, ACQUISITIONS, SALE OF ASSETS. Without the prior written consent of the holders of a majority interest of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, each voting separately as a class:

               (1) ActaMed shall not merge, effect a statutory share exchange, or consolidate with any entity at a price per preferred share less than the Series C Conversion Price.

               (2) ActaMed shall not sell, assign, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) in a transaction that would result in a price per preferred share less than the Series C Conversion Price.

           (b) MERGER, ACQUISITIONS, SALE OF ASSETS. Without the prior written consent of the holders of a majority interest of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, voting as a single class:

               (1) ActaMed shall not merge, effect a statutory share exchange, or consolidate with any entity at a price per Preferred Share equal to or greater than the Series C Conversion Price.

               (2) ActaMed shall not sell, assign, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) in a transaction that would result in a price per preferred share equal to or greater than the Series C Conversion Price.

               (3) The Company shall not permit any of its Subsidiaries to merge, effect a statutory share exchange, or consolidate with any entity other than ActaMed, or to sell, assign, lease or otherwise dispose of, all or substantially all of its assets (whether now owned or hereafter acquired) except to ActaMed.

               (4) Except for (A) up to 500,000 shares of ActaMed Common Stock which may be issued pursuant to ActaMed's 1996 Stock Option Plan approved by the Board of Directors, (B) up to 100,000 shares of ActaMed Common Stock which may be issued pursuant to ActaMed's 1996 Directors Stock Option Plan approved by the Board of Directors, (C) up to 975,000 shares of ActaMed Common Stock which may be issued pursuant to ActaMed's 1995 Stock Option Plan approved by the Board of Directors, (D) any remaining shares which may be issued under ActaMed's 1994 Stock Option Plan, 1993 Stock Option Plan and 1992 Stock Option Plan, (E) the reissuance of any unvested options that terminate under such option plans,
(F) the issuance of shares of ActaMed Common Stock pursuant to additional stock option plans that may be established from time to time by the Board of Directors of ActaMed in its discretion, and (E) the conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, ActaMed will not, and will not permit any of its Subsidiaries, to hereafter issue or sell any shares of any securities convertible into, or any warrants, rights,


                                      -li-
or options to purchase shares of, the capital stock of ActaMed or such Subsidiary to any person or entity other than ActaMed, and ActaMed will not pledge any of the capital stock of any Subsidiary to any person or entity.

           (c) LOANS TO AND INVESTMENTS IN OTHERS. ActaMed shall not (except for the advancement of money for expenses in the ordinary course of business) make, or permit any of its Subsidiaries to make, any loans or advances to any person or entity or have outstanding any investment in any entity, whether by way of loan or advance to, or by the acquisition of the capital stock, assets or obligations of or any interest in, any person or entity.

           (d) RESTRICTED PAYMENTS, REPURCHASE OF ACTAMED COMMON STOCK. Except as expressly permitted herein or by the Restated Articles, neither ActaMed nor any of its Subsidiaries shall declare or make any Restricted Payments.

           (e) ARTICLES OF INCORPORATION. Neither ActaMed nor any of its Subsidiaries will amend or change its Articles of Incorporation or Bylaws, or violate or breach any of the provisions thereof.

           (f) Without the consent of a majority of the Board of Directors:

               (1) DEBT. ActaMed shall not create, incur or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any debt other than:

                    (A) debt existing on the date hereof and included in the
                        ActaMed Financial Statements or incurred in the ordinary course of business between the date of the ActaMed Financial Statements and the date hereof, and any renewals or replacements of such debt not exceeding the principal amount of the debt being replaced or renewed; and

                    (B) debt not in excess of $1,000,000 in the aggregate in
                        any one calendar year.

               (2) LEASE OBLIGATIONS. ActaMed shall not create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any obligations for the payment of rent for any property under leases or agreements to lease, other than obligations for (A) the payment of rent which, in the aggregate, do not exceed $1,000,000 annually and (B) payments under leases set forth on
SCHEDULE 5.21.

               (3) ACQUISITIONS. ActaMed shall not acquire, or permit any Subsidiary to acquire, directly or indirectly, the assets of or equity interests in any other business or entity, whether by purchase, merger consolidation or otherwise in excess of $1,000,000.


                                      -lii-

               (4) PUBLIC OFFERING. ActaMed shall not effect an initial public offering of any equity securities, other than equity securities issued in a merger, less than $15,000,000 at a per share price of less than 2.5 times the then existing conversion price of the Series A Preferred Stock.

     12.4  CORPORATE EXISTENCE, BUSINESS, MAINTENANCE, INSURANCE.

           (a) ActaMed will at all times preserve and keep in full force and effect its corporate existence and rights and franchises deemed material to its business and those of its Subsidiaries, except any Subsidiary of ActaMed may be merged into ActaMed or another Subsidiary.

           (b) ActaMed shall engage solely in the business of developing information networks and businesses closely related thereto. ActaMed (and any Subsidiary) will not purchase or acquire any property other than property useful in and related to such business.

           (c) ActaMed will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of ActaMed and any Subsidiary and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. ActaMed and any Subsidiary will at all times comply in all material respects with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

           (d) ActaMed will maintain or cause to be maintained, with financially sound and reputable insurers, appropriate insurance with respect to its properties and business and the properties and business of any Subsidiary against loss or damage.

     12.5  PAYMENT OF TAXES, ETC.; ERISA.

           (a) ActaMed will pay, and will cause any of its Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a lien or charge upon any of its properties or assets, PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings and if such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

           (b) ActaMed and any of its Subsidiaries will comply in all material respects with the ERISA.


                                      -liii-

     12.6  BOOKS AND RECORDS, COMPLIANCE.

           (a) ActaMed and any of its Subsidiaries will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

           (b) ActaMed and any of its Subsidiaries shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its property or assets.

     12.7  REPURCHASE OF PREFERRED SHARES.   Except as provided in the Restated
Articles, ActaMed shall not, and shall not permit any of its Subsidiaries or any Affiliate of ActaMed to, directly or indirectly, redeem or repurchase or make any offer to redeem or repurchase any Preferred Shares, unless ActaMed, such Subsidiary or such Affiliate has offered to repurchase Preferred Shares PRO RATA, from all holders of outstanding Preferred Shares) upon the same terms.

     12.8  COMPENSATION.   All awards of compensation, including, but not
limited to, salary, bonus and awards of stock options made to executive officers and/or directors of ActaMed shall be determined by ActaMed in accordance with the terms of the Stockholders' Agreement.


                                     ARTICLE 13
                        INFORMATIONAL COVENANTS OF ACTAMED

     ActaMed covenants and agrees that it shall deliver the following information to UHC (including permitted transferees in accordance with SECTION 14.4, except as set forth in SECTION 13.6), for so long as UHC (or such transferees) shall hold at least 5% of the aggregate outstanding Preferred Shares and Conversion Shares (considered as a single class), or until such time as ActaMed shall have consummated a Public Offering:

     13.1 AUDITED ANNUAL FINANCIAL STATEMENTS. As soon as practicable and, in any case, within one hundred and twenty (120) days after the end of each fiscal year, financial statements of ActaMed, consisting of the balance sheet of ActaMed as of the end of such fiscal year and the statements of operations, statements of shareholders, equity and statements of cash flows of ActaMed for such fiscal year, setting forth in each case, in comparative form, the figures for the preceding fiscal year, all in reasonable detail and fairly presented in accordance with GAAP applied on a consistent basis throughout the periods reflected therein, except as stated therein, and accompanied by an opinion thereon of Deloitte & Touche, or other independent certified public accountants selected by ActaMed of good and recognized national standing in the United States.


                                      -liv-

     13.2 QUARTERLY UNAUDITED FINANCIAL STATEMENTS. As soon as practicable and, in any case, within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year, unaudited financial statements of ActaMed setting forth the balance sheet of ActaMed at the end of each such fiscal quarter and the statements of operations and statements of cash flows of ActaMed for each such fiscal quarter and for the year to date, and setting forth in comparative form figures as of the corresponding date and for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified by an accounting officer of ActaMed as complete and correct, as having been prepared in accordance with GAAP consistently applied (except as otherwise disclosed therein) and as presenting fairly, in all material respects, the financial position of ActaMed and any of its Subsidiaries and results of operations and cash flows thereof subject, in each case, to customary exceptions for interim unaudited financial statements.

     13.3  MONTHLY UNAUDITED FINANCIAL STATEMENTS.   As soon as available,
but in any event within thirty (30) days after the end of each calendar month, copies of the unaudited balance sheet of ActaMed as at the end of such calendar month and the related unaudited statements of operations and cash flows for such calendar month and the portion of the calendar year through such calendar month, in each case setting forth in comparative form the figures for the corresponding periods of (a) the previous calendar year and
(b) the budget for the current year, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as otherwise disclosed therein) and certified by the chief financial officer of ActaMed as presenting fairly the financial condition and results of operations of ActaMed and any of its Subsidiaries (subject to customary exceptions for interim unaudited financial statements).

     13.4 MANAGEMENT'S ANALYSIS. All the financial statements delivered pursuant to SECTIONS 13.1 and 13.2 shall be accompanied by an informal narrative description of material business and financial trends and developments and significant transactions that have occurred in the appropriate period or periods covered thereby.

     13.5  BUDGETS.  As soon as practicable, but in any event within thirty
(30) days prior to the commencement of a fiscal year, an annual operating budget for such fiscal year, approved by the Board of Directors, including monthly income and cash flow projections and projected balance sheets as of the end of each quarter within such fiscal year. Extensions of such due date shall not be unreasonably withheld.

     13.6 INSPECTION. Upon reasonable notice, ActaMed shall, and shall cause any of its Subsidiaries to, permit UHC (so long as it owns 5% more of the outstanding capital stock of ActaMed) by its representatives, agents or attorneys:

           (a) to examine all books of account, records, reports and other papers of ActaMed or such Subsidiary except to the extent that such action would, in the reasonable opinion of counsel, constitute a waiver of the attorney/client privilege,


                                    -lv-

           (b) to make copies and take extracts from any thereof, except for information which is confidential or proprietary,

           (c) to discuss the affairs, finances and accounts of ActaMed or such Subsidiary with ActaMed's or such Subsidiary's officers and independent certified public accountants (and by this provision ActaMed hereby authorizes said accountants to discuss with UHC and its representatives, agents or attorneys the finances and accounts of ActaMed or such Subsidiary), and

           (d) to visit and inspect, at reasonable times and on reasonable notice during normal business hours, the properties of ActaMed and such Subsidiary. Notwithstanding any provision herein to the contrary, the provisions of this SECTION 13.6 are in addition to any rights of UHC under the Georgia Business Corporation Code and shall in no way limit such rights.

     The expenses of UHC in connection with any such inspection shall be for the account of UHC. Notwithstanding the foregoing sentence, it is understood and agreed by ActaMed that all reasonable expenses incurred by ActaMed or such Subsidiary, any officers, employees or agents thereof or the independent certified public accountants therefor, shall be expenses payable by ActaMed and shall not be expenses of UHC making the inspection.

     Notwithstanding anything to the contrary, no member of the UHC Group shall be permitted access to any information of, or related to, any competitor of UHC.

     13.7 OTHER INFORMATION. ActaMed shall deliver the following provided that in the reasonable opinion of counsel to ActaMed such disclosure will not constitute a waiver of the attorney/client privilege, the breach of any secrecy covenant or the release of information regarding competitors of UHC:

           (a) promptly after the submission thereof to ActaMed, copies of any detailed reports (including the auditors' comment letter to management, if any such letter is prepared) submitted to ActaMed by its independent auditors in connection with each annual or interim audit of the accounts of ActaMed made by such accountants;

           (b) promptly, and in any event within ten (10) days after obtaining knowledge thereof, notice of the institution of any suit, action or proceeding (other than a proceeding of general application which is not directly against ActaMed or one or more of the Subsidiaries), the happening of any event or, to the best knowledge of ActaMed, the assertion or threat of any claim against ActaMed or any of the Subsidiaries which, either individually or in the aggregate, would have a Material Adverse Effect;

           (c) promptly upon, and in any event within thirty (30) days after obtaining knowledge thereof, notice of any breach of, default under or failure to comply with any material term under SECTIONS 12 or 13 of this Agreement or any material adverse


                                   -lvi-
change in ActaMed's relationship with its major customers, suppliers, employees or other entity with which ActaMed has a business relationship;

           (d) with reasonable promptness, a notice of any default by ActaMed or any of its Subsidiaries under any material agreement to which it is a party;

           (e) with reasonable promptness, copies of all written materials furnished to directors;

           (f) promptly (but in any event within ten (10) days) after the filing of any document or material with the SEC, a copy of such document or material;

           (g) promptly after the record date set by the Board of Directors to determine the stockholders entitled to vote at ActaMed's annual meeting of stockholders (but in any event ten (10) days prior to such meeting), a list of all stockholders of ActaMed and their respective holdings; and

           (h) promptly upon request therefor, such other data, filings and information as any UHC may from time to time reasonably request.


                                  ARTICLE 14
                              GENERAL PROVISIONS

     14.1  NOTICES.

           (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if (1) delivered by hand or if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid, (2) sent by Federal Express or similar overnight courier service to the parties or their assignees, or (3) sent by telecopy to the number set forth below and promptly followed by a written copy sent by any other means specified herein, addressed as follows:

           If to UHC or the Company:

           United Healthcare Corporation Inc.
           9900 Bren Road East
           Minneapolis, Minnesota  55440-1459
           Attention: Chief Information Officer
           Telephone:  (___)____________
           Telecopy:  (___)_____________

           If to ActaMed and/or SubCorp:


                                   -lvii-

           ActaMed Corporation
           Suite 600
           7000 Central Parkway
           Atlanta, Georgia  30328
           Attention:  Chief Financial Officer
           Telephone: (770) 551-1600
           Telecopy:  (770) 551-1815

           with a copy to:

           Alston & Bird
           One Atlantic Center
           1201 West Peachtree Street
           Atlanta, Georgia  30309-3424
           Attention:  J. Vaughan Curtis, Esq.
           Telephone:  (404) 881-7000
           Telecopy Number:  (404) 881-7777

           (b) If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, telecopy, Federal Express or other overnight courier, the date on which such notice, request, instruction or document is first received shall be the date of delivery.

           (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
SECTION 14.1.

           (d) Failure of any party to send a copy of any notice to counsel for the other party shall not affect in any way the validity of such notice to other party.

     14.2 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     14.3 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     14.4 ASSIGNMENT. This Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties hereto, and no rights under this Agreement may be transferred, except that:


                                    -lviii-

           (a) the rights of ActaMed under this Agreement may be transferred to any successor, by purchase of assets, merger or other corporate reorganization;

           (b) the rights of UHC under this Agreement may be transferred after the Closing in connection with a transfer of Preferred Shares made in accordance with the provisions of the Stockholders' Agreement (other than a transfer pursuant to a registration statement under the Securities Act or a transfer pursuant to Rule 144 thereunder); and

           (c) all the rights of UHC may be transferred to an Affiliate of UHC; PROVIDED, that any such transferee of UHC shall execute and deliver to ActaMed an instrument satisfactory to it agreeing to be bound by the provisions hereof and of the Stockholders' Agreement and the Registration Rights Agreement.

     14.5 BINDING EFFECT. Subject to the limitations on transfer set forth in SECTION 14.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     14.6 KNOWLEDGE. The use of the terms "to ActaMed's knowledge" or "to the best of ActaMed's knowledge" shall mean the facts known to P.E. Sadler, Michael K. Hoover, and Nancy J. Ham after reasonable inquiry.

     14.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     14.8 ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. This Agreement may be changed, waived, discharged or terminated only by an agreement in writing signed by (A) ActaMed and (B) UHC or, after the Closing Date, the holder(s) of a majority of the Preferred Shares and any Conversion Shares considered as a single class.

     14.9 GOVERNING LAW. Except as set forth in SECTION 6.12, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     14.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neutral gender as the context requires.


                                    -lix-

     14.12 TIME OF ESSENCE.  Time is of the essence in this Agreement.

     14.13 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are by this reference made a part hereof.


                                     -lx-

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER DATED MARCH 1, 1996 BY AND AMONG
   ACTAMED CORPORATION, SUBCORP, INC., UHC GREEN ACQUISITION, INC. AND UNITED
                            HEALTHCARE CORPORATION]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


ACTAMED CORPORATION                     EDI ACQUISITION, INC.


By : /s/ MICHAEL K. HOOVER              By:  /s/ MICHAEL K. HOOVER
     ---------------------------             ----------------------------
     Name:  Michael K. Hoover                Name:  Michael K. Hoover
            --------------------                    ---------------------
     Title:  President                       Title:  President
             -------------------                     --------------------



UNITED HEALTHCARE                       UHC GREEN ACQUISITION, INC.
CORPORATION

By : /s/ TRAVERS H. WILLS               By:  /s/ TRAVERS H. WILLS
     ---------------------------------       -------------------------------
     Name:  Travers H. Wills              Name:  Travers H. Wills
            --------------------------           ---------------------------
     Title:  Chief Operating Officer       Title:  Chief Operating Officer
            --------------------------           ---------------------------


                                    -lxi-

                                   EXHIBIT A
                                 DEFINED TERMS

     "ACTAMED" - ActaMed Corporation, a Georgia corporation.

     "ACTAMED BUSINESS" - The business of selling and developing information systems and related technology for the healthcare industry.

     "ACTAMED COMMON STOCK" - The $.01 par value common stock of ActaMed.

     "ACTAMED DOCUMENTS" - All of the Transaction Documents to which either ActaMed or SubCorp is a party.

     "ACTAMED FINANCIAL STATEMENTS" - The materials described in SECTION 5.4(a) of this Agreement.

     "ACTAMED INDEMNITEE" - ActaMed and SubCorp and their respective directors, officers, employees, affiliates and assigns.

     "AFFILIATE" - Any person, firm, corporation, partnership or association controlling, controlled by or under common control with another person, firm, corporation, partnership or association.

     "AGREEMENT" - This Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto.

     "BENEFIT PLAN" - An employee benefit plan or agreement of a person for the benefit of its shareholders, officers, directors, employees, or independent contractors, including, without limitation, (a) any affirmative action plans or programs, (b) any current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits, (c) any "employee benefit plan" (as defined in ERISA
Section 3(3)) and (d) any medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, including any split-dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description.

     "CLAIM" - Any claim for indemnification under ARTICLE 9, including but not limited to a General Claim, a Tax Claim or an Ownership Claim.

     "CLAIMS NOTICE" - A written notice of an indemnification claim delivered pursuant to SECTION 9.5 hereof.

     "CLOSING" - The closing referred to in SECTION 1.2 hereof.

     "CLOSING DATE" - The date referred to in SECTION 1.2 hereof for the closing of the transactions contemplated by this Agreement.

     "CODE" - The Internal Revenue Code of 1986, as amended.

     "COMPANY" - UHC Green Acquisition, Inc., a Nevada corporation.

     "COMPANY BUSINESS" - The business of providing electronic data interchange products and services to the health care industry, excluding EmployerLink and LaborLink, whether conducted by the Company or any other member of the UHC Group.

     "COMPANY COMMON STOCK" - The common stock, $.01 par value, of the Company.

     "CONTRACT" - Any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under applicable law.

     "CONVERSION SHARES" - The shares of ActaMed Common Stock issued or issuable upon the conversion of the Preferred Shares.

     "COURT ORDER" - Any judgment, decree, writ, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "DEFAULT" - (a) a breach of or default under any Contract or License,
(b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or License, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or License.

     "EDI FINANCIAL STATEMENTS" - The materials described in SECTION 4.6(a) of this Agreement.

     "EFFECTIVE TIME" - The date and time at which the Merger becomes effective pursuant to SECTION 1.3 of this Agreement.

     "ENVIRONMENTAL CONDITION" - (a) The introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance (whether or not such pollution constituted at the time thereof a violation of any federal, state or local law, ordinance or governmental rule or Regulation) as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person by any reason of which any of the assets of the Company may suffer or be subjected to any Lien, or (b) any noncompliance with any federal, state or local environmental law, rule, Regulation or order as a result of or in connection with any of the foregoing.

     "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" - The Securities Exchange Act of 1934, as amended.

     "FASB 5" - Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975.

     "GAAP" - Generally accepted accounting principles.

     "GENERAL CLAIM" - Any claim other than a Tax Claim, Ownership Claim or Undisclosed Liability Claim based upon, arising out of or otherwise in respect of: any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by a party pursuant to this Agreement.

     "HIRED EMPLOYEES" - The employees assigned to the Company Business and identified on SCHEDULE 6.5.

     "HIRED HOLD-OVER EMPLOYEE" - See SECTION 6.4 of this Agreement.

     "HSR ACT" - Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INDEMNITEE" - A party seeking indemnification under SECTIONS 9.3 or 9.4.

     "INDEMNIFYING PARTY" - The party obligated to provide indemnification pursuant to SECTIONS 9.3 or 9.4.

     "INTELLECTUAL PROPERTY" - Copyrights, trademarks, service marks, trade names, patents, applications therefor, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

     "IRS" - The Internal Revenue Service.

     "LIABILITY" - Any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

     "LICENSE" - Any license, franchise, notice, permit, easement, right, authorization or filing.

     "LIEN" - Any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

     "LITIGATION" - Any lawsuit, action, claim, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Company or its business, assets or Contracts to which the Company is a party or by which it or its business, assets or Contracts may be bound or affected.

     "LOSSES" - Any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

     "MATERIAL ADVERSE EFFECT" - With respect to ActaMed, a material adverse effect on the ability of ActaMed to conduct the ActaMed Business or the impairment of ActaMed's ability to perform its obligations under the ActaMed Documents.

     "MERGER" - The merger of SubCorp with and into the Company pursuant to this Agreement.

     "OWNERSHIP CLAIM" - Any claim arising out of or otherwise in respect of any inaccuracy in the representations and warranties set forth in SECTIONS 4.1, 4.2, 4.3, 4.4 or 4.16 or 5.2 or 5.7 of this Agreement.

     "PUBLIC OFFERING" - A bona fide firm commitment underwritten offering of ActaMed Common Stock pursuant to a registration statement filed with and declared effective by the SEC.

     "PREFERRED SHARES" - The shares of Series C Preferred Stock issued to UHC pursuant to SECTION 3.1(a).

     "REGISTRATION RIGHTS AGREEMENT" - The Registration Rights Agreement dated May 3, 1994, by and among ActaMed and the signatures thereto, as amended.

     "REGISTRATION RIGHTS AGREEMENT AMENDMENT" - The agreement referenced in
SECTION 1.4(a)(2) hereof.

     "REGULATION" - Any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "RESTATED ARTICLES" Before the Closing, the Second Amended and Restated Articles of Incorporated of ActaMed and, after the Closing, the Third Amended and Restated Articles of Incorporation of ActaMed.

     "RESTRICTED PAYMENT" means (a) any payment or the incurrence of any liability to make any payment in cash, property or other assets as a dividend or other distribution in respect of any shares of capital stock of ActaMed or any Subsidiary, excluding, however, any dividends payable to ActaMed by a Subsidiary or dividends which may be payable solely in ActaMed Common Stock of ActaMed or any Subsidiary and (b) except as otherwise permitted by the Transaction Documents or a stock option agreement under the Stock Option Plans, any payment or the incurrence of any liability to make any payment in cash, property or other assets for the purposes of purchasing, retiring or redeeming any shares of any class of capital stock of ActaMed or any Subsidiary or any warrants, options or other rights to purchase any such shares.

     "SCHEDULE" - Any of the disclosure schedules referred to in ARTICLES 4 or 5.

     "SEC" - The Securities and Exchange Commission.

     "SECURITIES ACT" - The Securities Act of 1933, as amended.

     "SERIES A PREFERRED STOCK" - The Series A Convertible Preferred Stock of ActaMed.

     "SERIES B PREFERRED STOCK" - The Series B Convertible Preferred Stock of ActaMed.

     "SERIES C PREFERRED STOCK" - The Series C Convertible Preferred Stock of ActaMed.

     "SERVICES AND LICENSE AGREEMENT" - The agreement referenced in SECTION 1.4(a)(1) hereof.

     "SHAREHOLDERS' AGREEMENT AMENDMENT" - The agreement referenced in
SECTION 1.4(a)(3) hereof.

     "SHARES" - The total of 1,000 shares of Company Common Stock constituting in the aggregate one hundred percent (100%) of the issued and outstanding common stock of the Company.

     "STANDSTILL AGREEMENT AMENDMENT" - The agreement referenced in
SECTION 1.4(a)(4) hereof.

     "SUBCORP" - EDI Acquisition, Inc., a Georgia corporation.

     "SUBSIDIARY" - A corporation, limited liability company, partnership, association, trust, joint venture or other entity in which ActaMed or the Company, as the case may be, has, directly or indirectly, an equity, ownership or proprietary interest of greater than ten percent (10%).

     "SUBSTANTIAL HOLDER" - An officer or employee of ActaMed or SubCorp who is the beneficial owner of one percent (1%) or more of the outstanding voting power or the outstanding equity (on a fully diluted basis) of ActaMed.

     "SURVIVING CORPORATION" - The Company, as the surviving corporation of the Merger, after the Merger.

     "TAX CLAIM" - Any claim based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty or breach of any covenant or agreement made or to be performed by a party pursuant to this Agreement related to any Taxes.

     "TAXES" - Any federal, state, county, local and other taxes, including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

     "THIRD PARTY CLAIM" - Any claim, suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

     "TRANSACTION DOCUMENTS" - This Agreement and the documents exchanged by the parties at the Closing.

     "TRANSITION SERVICES AGREEMENT" - The agreement referenced in SECTION 1.4(a)(5) hereof.

     "UHC" - United Healthcare Corporation, a Minnesota corporation.

     "UHC DOCUMENTS" - All of the Transaction Documents to which either UHC or the Company is a party.

     "UHC GROUP" - UHC and its Affiliates.

     "UHC INDEMNITEE" - UHC and its directors, officers, employees, affiliates and assigns.

     "UNDISCLOSED LIABILITY CLAIM" - Any claim arising out of or otherwise in respect of any inaccuracy in the representations and warranties set forth in SECTIONS 4.7, 4.8, 4.10, 4.20 or 4.23.

                                 AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT (this "Amendment") to the Agreement and Plan of Merger dated March 1, 1996 (the "Plan of Merger") is entered into this 4th day of April, 1996, by and among ActaMed Corporation, EDI Acquisition, Inc., United HealthCare Corporation and EDI Services, Inc. (formerly UHC Green Acquisition, Inc.). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan of Merger.

     WHEREAS, the parties hereto desire to amend the Plan of Merger as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. SECTION 1.2. The second sentence of Section 1.2 of the Plan of Merger is hereby deleted and is replaced in its entirety by the following sentence:

     "Notwithstanding the foregoing, if the Closing does not occur on the first day of a month, then solely for financial accounting and reporting purposes, the parties hereto agree that the transactions contemplated herein shall be deemed to have closed as of the first day of the month in which the Closing occurs or the last day of the preceding month, as appropriate; provided that the parties hereto agree that for all other purposes, including, without limitation, risk of loss, the Closing shall occur, and shall be deemed to have occurred on the actual date of the Closing."

     3. SECTION 3.3. The following Section 3.3 is hereby added to the Plan of Merger:

     "3.3 BASIS OF ASSETS OF THE COMPANY. Actamed and UHC recognize and agree that the prearranged transfer by UHC of the assets to the Company in contemplation of and in connection with the sale of the stock of the Company to Actamed is not a transaction described in Section 351 of the Internal Revenue Code, that such transfer to the Company is taxable to UHC as a taxable transfer of assets to the Company and the Company has a fair market value basis in the assets received in the transfer from UHC immediately prior to the time of the transaction contemplated hereby. UHC and Actamed agree to report the foregoing transactions in a manner consistent herewith. In addition, and in order to assure that Actamed shall have a basis in the assets of the Company equal to the amount paid pursuant to this Agreement, in lieu of the foregoing reporting and at Actamed's request, Actamed and UHC will make a timely election under
     Section 338(h)(10) of the Internal Revenue Code and any corresponding elections under state or local tax law. Actamed and UHC shall cooperate in taking all actions necessary to report the transaction as described above, or at Actamed's request to effect the election, including the execution and preparation of all forms, returns, elections and schedules and other documents and instruments. Any allocation of basis among the assets of the Company shall be initially prepared by UHC and consented to by Actamed. Any such allocation shall, for tax purposes, be binding on Actamed and UHC and no party shall take any position inconsistent with such allocation. UHC and Actamed agree that any liability for Tax arising out of or in any way attributable to the sale or deemed sale of assets by UHC shall be for the sole account of the UHC."

     2. SECTION 4.1. The last sentence of Section 4.1 of the Plan of Merger is hereby deleted and is replaced in its entirety by the following sentence:

     "Substantially all of the assets required for the operation of the Company Business were transferred to the Company on December 15, 1995, and the Company did not have any operations prior to such date."

     IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year first above written.

                                       ACTAMED CORPORATION


                                       By:  /S/ MICHAEL K. HOOVER
                                           ------------------------------
                                            Michael K. Hoover, President


                                       EDI ACQUISITION, INC.


                                       By:  /S/ MICHAEL K. HOOVER
                                           ------------------------------
                                            Michael K. Hoover, President


                                       UNITED HEALTHCARE CORPORATION


                                       By:  /s/ TRAVERS H. WILLS
                                           ------------------------------
                                       Title:  Chief Operating Officer
                                              ---------------------------


                                       EDI SERVICES, INC.


                                       By:  /s/ TRAVERS H. WILLS
                                           ------------------------------
                                       Title:  Chief Operating Officer
                                              ---------------------------